Exhibit 10.6

Execution Version

$120,000,000

TERM LOAN AGREEMENT

among

GENESIS HEALTHCARE, INC.,

as Ultimate Parent

FC-GEN Operations Investment, LLC,

as Borrower and LLC Parent,

GEN Operations I, LLC,

as Parent,

GEN OPERATIONS II, LLC,

as Holdings,

The Several Lenders from Time to Time Parties Hereto,

and

WELLTOWER INC.

as Administrative Agent and Collateral Agent,

Dated as of July 29, 2016

i

APPENDICES:

A	Initial Commitments

SCHEDULES:

1.1A	Closing Date Mortgages
1.1B	Subsidiary Guarantors
1.1C	Unrestricted Subsidiaries
3.1(a)	Corporate Existence, Compliance with Law
3.1(b)	Healthcare Facilities
3.1(c)	Primary Licenses
3.1(e)	Healthcare Facility Violations
3.2	Required Permits; Governmental Authority
3.6	Litigation
3.7	Taxes
3.11	Labor Matters
3.12(b)	Foreign Pension Plans
3.15	Title Real Property
3.20	Insurance
3.22(a)	UCC Filing Jurisdictions
6.9	Post Closing Obligations
7.1	Existing Indebtedness
7.2	Existing Liens
7.4	Existing Investments
7.5(b)	Scheduled Asset Sales
7.7	Transactions with Affiliates

EXHIBITS:

A-1	Form of Notice of Borrowing
A-2	Form of Conversion/Continuation Notice
B	Form of Guarantee and Collateral Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E	Form of Assignment and Assumption
F	Form of Exemption Certificate
G	Form of Solvency Certificate
H	Form of Prepayment Notice
I	Form of Promissory Note
J	Initial Lenders Terms
K	[reserved]
L	Form of Intercreditor Agreement
M	Form of Intercompany Promissory Note

TERM LOAN AGREEMENT, dated as of July 29, 2016, among GENESIS HEALTHCARE, INC., a Delaware corporation (“Ultimate Parent”), FC-GEN OPERATIONS INVESTMENT, LLC, a Delaware limited liability company (“LLC Parent” or the “Borrower”), GEN OPERATIONS I, LLC, a Delaware limited liability company (“Parent”), GEN OPERATIONS II, LLC, a Delaware limited liability company (“Holdings”), HCRI TUCSON PROPERTIES, INC., a Delaware corporation, and OHI MEZZ LENDER, LLC, a Delaware limited liability company (together, the “Initial Lenders”) and any other Lender from time to time party to this Agreement and WELLTOWER INC., as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower seeks $120,000,000 in term loan financing in order to effect the refinancing and termination in full of the Existing Credit Agreement (as defined below) and the discharge in full of all guarantees and collateral provided in connection therewith (the “Refinancing”) and to pay related fees and expenses associated with the foregoing; and

WHEREAS, the Lenders are willing to make the term loan facility described herein available to the Borrower upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.      DEFINITIONS

1.1Defined Terms.  As used in this Agreement, the terms listed in this Section shall have the respective meanings set forth in this Section.

“ABL Credit Agreement”: the Amendment No. 3 to Credit Agreement, dated as of the Closing Date, by and among, inter alios, the Borrowers (as defined therein), the lenders party thereto and Healthcare Financial Solutions, LLC, as Administrative Agent.

“ABL Loan Documents”: has the meaning assigned to the term “Loan Documents” in the ABL Credit Agreement.

“ABL Obligations”: the “Obligations” under and as defined in the ABL Credit Agreement.

“ABL Facility”: each of the asset-based revolving credit facilities incurred pursuant to the ABL Loan Documents.

“ABR”: for any day, a fluctuating rate per annum equal to the greatest of (x) the rate determined from time to time by the Administrative Agent as its prime rate (“Prime Rate”) in effect at its principal office in New York City, (y) the Federal Funds Effective Rate plus ½ of 1.00% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.00%; provided that, with respect to any Interest Period, in no event shall the “ABR” with respect to any Loan that is a ABR Loan, be less than 2.00%.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in Section 10.16.

“Acquired EBITDA”: with respect to any Acquired Entity or Business or other property for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or such property (determined as if references to Ultimate Parent and its Subsidiaries in the definition of

Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or such property), all as determined on a consolidated basis for such Acquired Entity or Business or such property.

“Acquired Entity or Business”: as defined in the definition of “Consolidated EBITDA”.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  No Secured Party shall be an Affiliate of the Borrower nor shall any Secured Party be deemed to be an “Affiliate” of any Loan Party solely by virtue of being a “Lender” or “Secured Party” under this Agreement.  For purposes of this definition, “control” of a Person means (i) the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise or (ii) beneficial ownership of 10% or more of the Voting Stock of such Person.

“Agent-Related Persons”: each Agent, together with its Related Parties.

“Agents”: the collective reference to the Collateral Agent and the Administrative Agent.

“Agreed Purposes”: as defined in Section 10.14.

“Agreement”: this Term Loan Agreement.

“Applicable Indebtedness”:  as defined in the definition of “Weighted Average Life to Maturity”.

“Applicable Margin”: for any day, with respect to the Loans that are (i) ABR Loans, 12.00% and (ii) Eurodollar Loans, 13.00%; provided that the definition of “Applicable Margin” shall be subject to modification pursuant to the terms set forth in the Initial Lenders Terms.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: the sale, transfer or other Disposition (by way of merger, casualty, condemnation or otherwise) by Ultimate Parent or any of the Restricted Subsidiaries to any person other than Ultimate Parent, the Borrower or any Subsidiary Guarantor of (a) any Capital Stock of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Ultimate Parent or any of the Restricted Subsidiaries (other than (i) inventory, damaged, no longer useful or needed, obsolete or worn out assets, scrap, cash and Cash Equivalents, in each case Disposed of in the ordinary course of business, (ii) Dispositions between or among Foreign Subsidiaries, (iii) Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are applied to the purchase price of such replacement property (which replacement property is actually promptly purchased), (iv) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Ultimate Parent and the Restricted Subsidiaries, taken as a whole, (v) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business, (vi) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements, (vii) Dispositions permitted by Sections 7.4, 7.5 and 7.6 and Liens permitted by Section 7.2, (viii) the unwinding of any Hedge Agreement, (ix) any sale, transfer or other Disposition or series of related sales, transfers or other Dispositions having a value not in excess of $1,500,000, (x) the assignment, cancellation, abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Ultimate Parent, no longer economically practicable to maintain or useful in the conduct of the business of Ultimate Parent and the Restricted Subsidiaries taken as a whole and (xi) Dispositions of licenses in connection with the implementation of a UPL Program).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Audited Financial Statements”: Ultimate Parent’s audited Consolidated balance sheet as of December 31, 2015 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows, including the notes thereto, each for the three fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Benefit Plan”: any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise), other than a Foreign Pension Plan or Multiemployer Plan, to which any Loan Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: the business and any services, activities or businesses incidental or directly related or similar or complementary to any business or line of business engaged in by Ultimate Parent or the Restricted Subsidiaries as of the Closing Date or any business or business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

 “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, the additions to property, plant and equipment and other capital expenditures of Ultimate Parent and the Restricted Subsidiaries that are (or should be) set forth in a Consolidated statement of cash flows of Ultimate Parent for such period prepared in accordance with GAAP, but excluding (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) any such expenditure to the extent that proceeds of Asset Sales, debt financings or lease financings are used to make such expenditure, (iii) the purchase price of assets purchased during such period to the extent the consideration therefor consists of any combination of (A) assets traded in at the time of such purchase and (B) the proceeds of a concurrent sale of assets, in each case in the ordinary course of business, (iv) expenditures which constitute consideration paid in respect of Permitted Acquisitions and other Investments permitted under Section 7.4 (other than Investments permitted under Section 7.4(j)), (v) any such expenditures made with the proceeds of any Excluded Issuance or the incurrence of any Indebtedness permitted under this Agreement, (vi) expenditures constituting interest capitalized during such period and (vii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or tangible personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases or similar lease financing obligations on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Closing Date, be considered a capital lease for purposes of this definition as a result of any changes in GAAP subsequent to the Closing Date.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding Indebtedness convertible or exchangeable into Capital Stock.

“Cash Equivalents”: (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency or instrumentality of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-2” from S&P or at least “P-2” from Moody’s, (c) any commercial paper rated at least “A-2” by S&P or “P-2” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Cash Management Counterparty”: any Person that is a party to a Cash Management Document that was a Lender or Agent at the time any such Cash Management Document was entered into or an Affiliate of such a Lender or Agent, in each case in its capacity as party to a Cash Management Document.

“Cash Management Document”: any certificate, agreement or other document executed by Ultimate Parent or any Restricted Subsidiary in respect of the Cash Management Obligations of Ultimate Parent or any Restricted Subsidiary.

“Cash Management Obligation”: with respect to Ultimate Parent and the Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of any such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Administrative Agent, any Lender or any Affiliate of any of them) by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Certificated Security”: as defined in the Guarantee and Collateral Agreement.

“Change of Control”: (i) Ultimate Parent shall cease to own directly or indirectly (x) no less than 50% of the Capital Stock of LLC Parent; (y) 100% of the Capital Stock of any other of the managing members of LLC Parent or (z) 100% of the Equity Interests of SGH Partnership, LLC or Genesis Partnership, LLC (except, in each case, to the extent expressly permitted by Section 7.5(a)(i)(A)), (ii) except to the extent expressly permitted by Section 7.5(a)(i)(D), Ultimate Parent and LLC Parent shall cease to own, directly or indirectly, 100% of the Capital Stock of GHLLC, Parent, Holdings, Skilled Holdings or Genesis Holdings; (iii) Holdings (or, if Holdings is no longer in existence in accordance with Section 7.5(a)(i)(D), Parent or LLC Parent) shall cease to own, directly or indirectly, 100% of the Capital Stock of GHLLC and Skilled Holdings; (iv) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investors is or becomes the beneficial owner, directly or indirectly, of more than 35% of the Voting Stock of Ultimate Parent and such person or group is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the Voting Stock of Ultimate Parent than the percentage of outstanding Voting Stock of Ultimate Parent owned by the Permitted Investors or (v) a “change of control” or similar concept under the ABL Loan Documents or any Material Master Leases shall have occurred.

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 4 shall have been satisfied or waived and the initial Loans hereunder shall have been funded.

“Closing Date Mortgages”: Mortgages on the real properties listed on Schedule 1.1A to be delivered pursuant to Section 4(b).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: as defined in the Guarantee and Collateral Agreement.

“Collateral Agent”: as defined in the preamble hereto.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower in a principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix A.  The original aggregate amount of the Commitments is $120,000,000.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount”.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Confidential Information”: as defined in Section 10.14.

“Consolidated”: with respect to Ultimate Parent and its Subsidiaries, consolidated in accordance with GAAP, excluding the revenues, expenses, assets and liabilities of variable interest entities having Indebtedness that is non-recourse to Ultimate Parent.

“Consolidated Cash Interest Expense”: for any period, the Consolidated Interest Expense for such period minus the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs (including, without limitation, amortization of financing fees and expenses paid in connection with the transactions contemplated by the Loan Documents and Permitted Acquisitions), (b) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (c) other non-cash interest.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, plus (ii) Consolidated income tax expense for such period, plus (iii) all amounts attributable to the amount of the provision for depreciation and amortization; plus (iv) the amount of any non-cash charges (other than the write down of current assets), plus (v) the amount of any loss from unusual or extraordinary items in excess of $100,000, including any related management incentive or stay-pay plans in place as of the Closing Date, any restructuring charges and any other non-recurring loss not to exceed $20,000,000 in the aggregate for this clause (v) for any period, plus (vi) costs, fees and expenses for such period paid in connection with the Transactions, plus (vii) any non-recurring fees, costs or expenses for such period incurred in connection with a Permitted Acquisition or any Investment, Disposition, incurrence of (or amendments or modifications to) Indebtedness, issuance of Capital Stock or entry into new (or amendments or modifications to) Material Master Leases, in each case, permitted under this Agreement (in each case, including any such transaction undertaken but not completed); provided that the costs, fees and expenses added pursuant to clause (vi) and this clause (vii), in the aggregate, shall not exceed 20% of Consolidated EBITDA in any period, plus (viii) the amount of cost savings and acquisition synergies projected by Ultimate Parent in good faith to be realized within (x) 15 months of the date such actions are first taken in connection with the Transactions or (y) 12 months of the date such actions are first taken in connection with any other acquisition or Disposition or restructuring of the business by the Parent Companies, the Borrower or any Restricted Subsidiary, in each case, calculated on a Pro Forma Basis as though such cost savings or acquisition synergies had been realized on the first day of such period, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) such cost savings and acquisition synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount of cost savings and acquisition synergies added pursuant to this clause (viii) shall not exceed (x) $50,000,000 in the aggregate (and in no event shall the total amount of all cost savings and acquisition synergies with respect to the Transactions exceed $50,000,000), in the case of net cost savings and acquisition synergies with respect to the Transactions; and (y) 15% of Consolidated EBITDA in any period, otherwise, plus (ix) the amount of cost savings and acquisition synergies projected by Ultimate Parent in good faith to be realized within 15 months of the date such actions are first taken in connection with the Skilled Transactions, calculated on a Pro Forma Basis as though such cost savings or acquisition synergies had been realized on the first day of such period, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) such cost savings and acquisition synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount of cost savings and acquisition synergies added pursuant to this clause shall not exceed $30,000,000 in the aggregate, plus (x) the amount of management, consulting, monitoring and advisory fees (including termination fees and transaction fees) and related indemnities and expenses paid or accrued in such period (and prior to the Closing Date) to the Sponsor pursuant to any management agreement permitted by Section 7.6(a)(vi) and deducted (and not added back) in such period in computing such Consolidated Net Income, in an aggregate amount not exceeding $3,000,000 in any fiscal year, minus (xi) the amount of any cash or non-cash unusual or extraordinary gains that are in excess of $100,000 and any other non-recurring gains.  Any non-cash expenses related to the management incentive or stay-pay plans in place as of the Closing Date will be included in clause (v) above.  In addition, (A) there shall be included on a Pro Forma Basis in determining Consolidated EBITDA for any period, without duplication, Acquired EBITDA of any Person, business or other property acquired by Ultimate Parent or any of the Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business to the extent not so acquired) in accordance with the terms of this Agreement, to the extent not subsequently sold, transferred or otherwise Disposed of by Ultimate Parent or such Restricted Subsidiary during such period (each such Person or business acquired and not subsequently so Disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); (B) there shall be excluded on a Pro Forma Basis in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business transferred or otherwise Disposed of, closed or classified as discontinued operations as classified under GAAP by Ultimate Parent or any of the Restricted Subsidiaries during such period (each such Person, property, business so sold or Disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or Disposition); and (C) there shall be excluded on a Pro Forma Basis in determining Consolidated EBITDA for any period the Consolidated EBITDA of any newly constructed healthcare facilities for the twelve month period following receipt of a certificate of occupancy for such properties, in an aggregate amount not exceeding $5,000,000 in any four fiscal quarter period.  For purposes of determining the Consolidated Senior Secured Leverage Ratio, the Consolidated Total Leverage Ratio, and the Fixed Charge Coverage Ratio as of and for the periods ended September 30, 2015, December 31, 2015 and March 31, 2016, Consolidated EBITDA for the fiscal quarters ended on such dates shall be deemed to be equal to $68,370,000, $40,910,000 and $54,400,000, respectively (as such amounts may be adjusted in accordance with the immediately preceding sentences).

“Consolidated EBITDAR”: for any period, Consolidated EBITDA for such period plus, to the extent deducted in determining Consolidated EBITDA for such period, Consolidated Rental Expense.

“Consolidated Fixed Charges”: for any period, the sum of Consolidated Cash Interest Expense and scheduled payments of principal on Consolidated Total Debt (without giving effect to the netting of unrestricted cash and Cash Equivalents pursuant to clause (d) of such definition) of the Parent Companies, the Borrower and the Restricted Subsidiaries for such period.

“Consolidated Interest Expense”: for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations (other than Real Property Financing Obligations)) of the Parent Companies, the Borrower and the Restricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Parent Companies, the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in Consolidated Interest Expense for such period in accordance with GAAP; provided, that Consolidated Interest Expense for any period ending on any day prior to the first anniversary of the Closing Date shall be deemed equal to the product of (i) Consolidated Interest Expense computed in accordance with the requirements of this definition for the period from and including the Closing Date to and including such day by (ii) a fraction, the numerator of which is the number of days from and including the Closing Date to and including such day and the denominator of which is 365.

“Consolidated Net Income”: for any period, the net income or loss of the Parent Companies, the Borrower and the Restricted Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Ultimate Parent or any Restricted Subsidiary or the date that such Person’s assets are acquired by Ultimate Parent or any Restricted Subsidiary, (c) any gains or losses attributable to sales of assets outside of the ordinary course of business, (d) earnings (or losses) resulting from any reappraisal, revaluation or write-up (or write-down) of assets (other than current assets); (e) unrealized gains and losses with respect to Hedge Agreements or other derivative instruments for such period and (f) any gains or losses relating to discontinued operations; provided further that the net income of any person in which any other person (other than Ultimate Parent or a Wholly-Owned Restricted Subsidiary or any director or foreign national holding qualifying shares in accordance with applicable law) has a joint interest shall be included in Consolidated Net Income only to the extent of the percentage interest of such person owned by the Parent Companies, the Borrower and the Restricted Subsidiaries.  In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any Investment or any Asset Sale permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events or business interruption.

“Consolidated Rental Expense”: for any period, the total cash rental expense for operating leases and Real Property Financing Obligations (including the imputed interest expense with respect thereto) of the Parent Companies, the Borrower and the Restricted Subsidiaries (regardless of the accounting treatment thereof), determined on a Consolidated basis for such period and adjusted, for avoidance of doubt, to exclude the non-cash impact resulting from the straight-lining of rents; provided that Consolidated Rental Expense shall be reduced by any rental income.  For the purpose of determining the Consolidated Fixed Charge Coverage Ratio as of and for the periods ended September 30, 2015, December 31, 2015 and March 31, 2016, Consolidated Rental Expense for the fiscal quarters ended on such dates shall be deemed to be equal to $120,570,000, $120,730,000 and $123,820,000, respectively.

“Consolidated Senior Secured Debt”: as of any date of determination, Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of the Parent Companies, the Borrower or any Restricted Subsidiary but excluding such Indebtedness which is subordinated in right of payment to the Obligations and the ABL Obligations.

“Consolidated Senior Secured Leverage Ratio”: as of any date of determination, the ratio of Consolidated Senior Secured Debt as of such day to Consolidated EBITDA of the Parent Companies, the Borrower and the Restricted Subsidiaries for the four fiscal quarter period ending on such date calculated on a Pro Forma Basis.

“Consolidated Total Assets”: as of any date of determination, the total amount of all assets of the Parent Companies, the Borrower and the Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP as of the last day of the period for which the most recent financial statements were delivered prior to such date of determination.

“Consolidated Total Debt”: as of any date of determination, the aggregate principal amount of Indebtedness of the Parent Companies, the Borrower and the Restricted Subsidiaries less (a) Indebtedness of the type described in clause (e) of the definition of such term to the extent related to Real Property Financing Obligations, (b) Indebtedness of a type described in clauses (d) and (f) of the definition thereof, (c) any letters of credit, banker acceptances or similar instruments to the extent undrawn and (d) unrestricted cash and Cash Equivalents as shown on the balance sheet on a Consolidated basis of the Parent Companies, the Borrower and the Restricted Subsidiaries in an amount not to exceed $50,000,000 (it being understood that cash and Cash Equivalents on deposit in an account in which the Collateral Agent, the collateral agent under the ABL Facility or, subject to the Intercreditor Agreement, Skilled RE Lender has a perfected Lien constitutes unrestricted cash for purposes hereof).

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of Consolidated Total Debt as of such date to Consolidated EBITDA of the Parent Companies, the Borrower and the Restricted Subsidiaries for the four fiscal quarter period ending on such date calculated on a Pro Forma Basis.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Controlled Investment Affiliate”: means, as applied to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Person and that is organized by such Person (or any Person controlling such Person) primarily for the purpose of making equity or debt investments in Ultimate Parent or other portfolio companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Curable Period”: as defined in Section 7.16(a).

“Cure Amount”: as defined in Section 7.16(a).

“Cure Right”: as defined in Section 7.16(a).

“Customary Permitted Liens”: any Lien permitted by Section 7.2 other than those described clauses (j), (k), (l), (m), (n), (o), (p), (s)(ii), (v), (w), (x), (z), and (bb) of Section 7.2.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposed EBITDA”: with respect to any Sold Entity or Business or property for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or property (determined as if references to the Parent Companies, the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and their Subsidiaries or such property), all as determined on a consolidated basis for such Sold Entity or Business or property.

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete Disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as the result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Loans and all Obligations that are accrued and payable), or is redeemable at the option of the holder thereof, in whole or in part (other than solely for Qualified Capital Stock), or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the date that is 91 days after the Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Parent Companies, the Borrower, or the Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent Companies, the Borrower, or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided,  further, that any Capital Stock held by any present or former officers, consultants, directors or employees (and their spouses, former spouses, heirs, estates and assigns) of the Parent Companies, the Borrower or any Restricted Subsidiary upon the death, disability, engaging in competitive activity or termination of employment of such officer, director, consultant or employee or pursuant to any equity subscription, shareholder, employment or other agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent Companies, the Borrower or the Restricted Subsidiaries.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Subsidiary incorporated in or organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund, and (b) any commercial bank, insurance company, investment or mutual fund or other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course; provided that none of the Parent Companies, the

Borrower, their Subsidiaries, Permitted Investors or any other equity holder of a Parent Company or an Affiliate of a Permitted Investor or such equity holder shall be an Eligible Assignee.

“Environmental Claims”: any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Parent Companies, the Borrower or any of their Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or Disposition of real estate) or proceedings pursuant to or in connection with any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials) or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, and (iii) any and all Claims by any third party regarding environmental liabilities or obligations assumed or assigned by contract or operation of law.

“Environmental Laws”: any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution, the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials).

“Environmental Liabilities”: all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Loan Party as a result of, or related to, any Environmental Claim and resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party, whether on, prior or after the date hereof.

“Equity Issuance”: the issuance of any Capital Stock by Ultimate Parent, other than any Excluded Prepayment Equity Issuance.  The term “Equity Issuance” shall not be deemed to include any Asset Sale.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” collectively, any Loan Party, and any Person under common control, or treated as a single employer, with any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”: any of the following: (a) a reportable event described in Section 4043(b) of ERISA or Section 4043(c) with respect to a Title IV Plan, other than an event for which the notice requirement has been duly waived under the applicable regulations, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any

Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Multiemployer Plan, Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder, (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent and (k) the occurrence of a Foreign Benefit Event.

“E-System”: any electronic system, including Intralinks®, ClearPar® and SyndTrak®  and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or agents or any other Person, providing for access to data protected by passcodes or other security system.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: with respect to any Interest Period and for any Eurodollar Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect two Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Board) maintained by a member bank of the United States Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Interest Period for any Eurodollar Loan or any ABR Loan based upon the ABR determined pursuant to clause (z) of the definition thereof (x) the rate determined by the Administrative Agent to be the offered rate appearing on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate or, if the rate mentioned in sub-clause (x) does not appear on such page or service or if such page or service is not available, then (y) the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate or, if the rates in clauses (ii)(x) and (ii)(y) are not available, the Administrative Agent’s offered quotation rate to first class banks in the London interbank market, in each case by 11:00 A.M. (London, England time) two Business Days prior; provided that, with respect to any Interest Period, in no event shall the “Eurodollar Base Rate” with respect to any Loan that is a Eurodollar Loan or an ABR Loan based upon the ABR determined pursuant to clause (z) of the definition thereof, be less than 1.00%.

“Eurodollar Loan”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Liquidity”: as defined in Section 2.8(d).

“Excess Liquidity Application Date”: as defined in Section 2.8(d).

“Excluded Prepayment Equity Issuance”: the issuance by Ultimate Parent of its Capital Stock (a) in connection with employee stock option plans, employee stock ownership or purchase plans or other equity or incentive plans and (b)(i) as consideration in connection with, or (ii) to the extent the proceeds thereof are used to fund all or a portion of, an acquisition of assets related to Healthcare Facilities or any ancillary businesses related thereto or other Investment permitted pursuant to Sections 7.4(g) and 7.4(u); provided that if any portion of the proceeds of any issuance of Capital Stock described in clause (b)(ii) are not used to fund an acquisition or other Investment as described in clause (b)(ii) (the “Uninvested Proceeds”) within 180 days of receipt thereof by Ultimate Parent, then the portion of such Uninvested Proceeds shall be treated as proceeds of an Equity Issuance (and not an Excluded Prepayment Equity Issuance) for purposes of Section 2.8(b).

“Excluded Issuance”: a Qualified Equity Issuance (other than any Qualified Equity Issuances utilized in connection with an exercise of Ultimate Parent’s Cure Right under Section 7.16(a)); provided that, the Net Cash Proceeds therefrom shall be reduced to the extent previously expended pursuant to clause (v) of the definition of “Capital Expenditures”, Section 7.4(k) and/or Section 7.9(b)(ii).

“Excluded Swap Obligations”: means any obligation to pay or perform under any Swap Transaction if, and to the extent that, all or a portion of the guarantee of any Guarantor of, or the grant by any Guarantor of a security interest to secure, such Swap Transaction (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of any Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or the grant of such security interest becomes effective with respect to such Swap Transactions. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Transaction that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes”: as defined in Section 2.16(a).

“Existing Credit Agreement”: the term loan agreement, dated as of December 3, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified), by and among LLC Parent, Parent, Holdings, GHLLC, Sun Healthcare Group, Inc., the lenders party thereto, Barclays Bank PLC, as administrative agent and collateral agent for the lenders, and the other agents party thereto.

“Facility”: the Commitments and the Loans made hereunder.

“FATCA”: Sections 1471 through 1474 of the Code (effective as of the date hereof) (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”:  that certain Fee Letter, dated as of July 8, 2016, by and among Welltower Inc., Omega Healthcare Investors, Inc. and Ultimate Parent.

“Financial Condition Covenant”: the covenants set forth in Sections 7.13, 7.14 and 7.15.

“Financial Cure Covenant”: as defined in Section 7.16(a).

“Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (i) Consolidated EBITDA minus Maintenance Capital Expenditures to (ii) Consolidated Fixed Charges of the Parent Companies, the Borrower and the Restricted Subsidiaries for the four fiscal quarter periods ending on such date calculated on a Pro Forma Basis.

“Foreign Benefit Event”: with respect to any Foreign Pension Plan, (a) the failure of any such Foreign Pension Plan or any trust thereunder intended to qualify for tax exempt status under any Requirements of Law, (b) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (c) the failure to make the required contributions or payments under any applicable law on or before the due date for such contributions or payments, (d) the receipt of a notice by a Governmental Authority relating to its intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (e) the incurrence of any liability in excess of $1,000,000 by the Parent Companies, the Borrower or any Restricted Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (f) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Parent Companies, the Borrower or any of the Restricted Subsidiaries, or the imposition on the Parent Companies, the Borrower or any of the Restricted Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $1,000,000.

“Foreign Pension Plan”: any pension plan maintained outside the jurisdiction of the United States that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority to which the Parent Companies, the Borrower or any of the Restricted Subsidiaries incurs or otherwise has any obligation or liability, contingent or otherwise.

“Foreign Subsidiary”: any direct or indirect Restricted Subsidiary that is not a Domestic Subsidiary or a Domestic Subsidiary where substantially all of its assets consist of stock of controlled foreign corporations, as defined in Section 957 of the Code.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Genesis Holdings”: Genesis Holdings, LLC, a Delaware limited liability company.

“GHLLC”: Genesis HealthCare LLC, a Delaware limited liability company.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the Closing Date, to be executed and delivered by the Parent Companies, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (other than Real Property Financing Obligations) (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided,  however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets or any Investment permitted under this Agreement.  The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Parent Companies and the Subsidiary Guarantors.

“Hazardous Materials”: (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, mold, toxic mold, lead and medical waste; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, material or substance which is prohibited, limited or regulated by or with respect to which liability is imposed under any Environmental Law.

“Healthcare Facilities”: collectively, each hospital, clinic, skilled nursing facility, assisted living facility, independent living facility or mental health facility (or state equivalent of such licensure categories) or other healthcare facility owned, leased or managed by Ultimate Parent or any of its Subsidiaries, as listed on Schedule 3.15 hereto.

“Healthcare Laws”: all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or agreements, in each case, pertaining to  or concerned with the establishment, construction, ownership, operation, use or occupancy of a Healthcare Facility or any part thereof and all material Permits and Primary Licenses, including those relating to the quality and adequacy of care, equipment, personnel, operating policies, additions to facilities and services, medical care, distribution of pharmaceuticals, rate setting, kickbacks, fee splitting, patient healthcare and/or patient healthcare information, including the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder, and as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, and the rules and regulations promulgated thereunder (collectively “HIPAA”).

“Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities (other than equity or security of Ultimate Parent), or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by Ultimate Parent or any of its Subsidiaries.

“Hedge Counterparty”: any Person that is a party to a Hedge Agreement that was a Lender or Agent at the time any such Hedge Agreement was entered into or an Affiliate of such a Lender or Agent, in each case in its capacity as party to a Hedge Agreement.

“HIPAA”: as defined in the definition of “Healthcare Laws”.

“Holdings”: as defined in the preamble hereto.

“HUD”: the U.S. Department of Housing and Urban Development.

“HUD RE Loan Agreements”: one or more regulatory agreements and each note, mortgage and security agreement related thereto, by and among, in each case, the HUD RE Entities party thereto, and the HUD-approved lenders party thereto, as applicable.

“HUD RE Entities”: each of the subsidiaries of Ultimate Parent from time to time party to the HUD RE Loan Agreements.

“HUD Sub-Facility Credit Agreements”: that certain Second Amended and Restated Credit Agreement, dated as of March 31, 2016, by and among the HUD Sub-Facility Entities, as borrowers, GHLLC and GHC Holdings LLC, each as a guarantor, certain other Persons party thereto as guarantors, Healthcare Financial Solutions, LLC, as administrative agent, and the lenders party thereto, as may be further amended, restated, replaced or otherwise modified from time to time.

“HUD Sub-Facility Entities”: each of the entities listed on Annex I-A and Annex I-B attached to the HUD Sub-Facility Credit Agreement and each other Person, if any, from time to time becoming a party to the HUD Sub-Facility Credit Agreement as a borrower.

“Increased Amount Date”: as defined in Section 2.21(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of such Person’s business, (ii) deferred compensation accrued in the ordinary course of business and (iii) earn-outs and other contingent payments in respect of acquisitions except as and to the extent that the liability on account of any such earn-out or contingent payment appears in the liabilities section of the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock valued at, in the case of redeemable preferred Capital Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Capital

Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any Hedge Agreement with a counterparty other than any Agent in the event of a termination (including an early termination) on the date of determination, and (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above.

“Indemnified Liabilities”: as defined in Section 10.5(a).

“Indemnitee”: as defined in Section 10.5(a).

“Initial Lenders”: as defined in the preamble hereto.

“Initial Lenders Terms”: the terms set forth in Exhibit J.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Insurance Captive”: Liberty Health Corporation, Ltd., a Bermuda company, Fountain View Reinsurance, Ltd., a Cayman Islands company, or any other insurance captive or other self insurance program established by Ultimate Parent or a Restricted Subsidiary.

“Insurer”: a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with Ultimate Parent to compensate the Borrower for providing such goods or services to a Patient, including but not limited to Medicaid,  Medicare and TRICARE.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights and copyright applications, domain names, patents and patent applications, trademarks and trademark applications, trade names, rights in technology, trade secrets, know-how and processes.

“Intercreditor Agreement”: the Second Amended and Restated Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the “Collateral Agent” as defined in the ABL Credit Agreement and Skilled RE Lender and acknowledged by the Borrower and the other Loan Parties, and along with any joinders made a part thereof from time to time (or any amendment reasonably acceptable to the Administrative Agent and the Borrower).

“Interest Coverage Ratio”: as of any date of determination, the ratio of Consolidated EBITDA for such period to Consolidated Cash Interest Expense of the Parent Companies, the Borrower and the Restricted Subsidiaries for the four fiscal quarter periods ending on such date calculated on a Pro Forma Basis.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each month while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan, the last day of the relevant Interest Period, (c) as to any Loan, the date of any repayment or prepayment made in respect thereof and (d) the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one month thereafter; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one month thereafter, as requested by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)   if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)   any Interest Period that would otherwise extend beyond the date final payment is due on the Loans shall end on such due date; and

(iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 7.4.

“IRS”: the Internal Revenue Service.

“Laws”: collectively, federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Lease Amendment Agreement”: each of the Welltower Lease Amendment Agreement, Omega Lease Amendment Agreement and Sabra Lease Amendment Agreement.

“Leases”: all leases and subleases or any similar document affecting the use, enjoyment or occupancy of the real property, including resident care agreements and service agreements that include an occupancy agreement, whether now existing or hereafter arising.

“Lender”: each Lender that has a Commitment or that holds a Loan.

“Liabilities”: all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: with respect to any Person, the sum of (i) unrestricted cash and Cash Equivalents, plus (ii) Borrowing Availability (as defined in the ABL Credit Agreement) and plus (iii) any other sources of liquid capital agreed in writing by the Lenders and the Borrower.

“LLC Parent”: as defined in the preamble hereto.

“Loan”: as defined in Section 2.1.

“Loan Documents”: the collective reference to this Agreement, the Security Documents and the Notes (if any).

“Loan Increase”: as defined in Section 2.21(a).

“Loan Parties”: the Parent Companies, the Borrower and each Subsidiary Guarantor.

“Loan Percentage”: as to any Lender at any time, the percentage which the sum of such Lender’s Commitments then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Maintenance Capital Expenditures”: for any period, an aggregate amount equal to $800 for each weighted average licensed bed of the Loan Parties during such period.

“Majority Controlled Affiliate”: means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be a Majority Controlled Affiliate of the Borrower.  For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 51% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Master Leases”: the collective reference to the Welltower Lease, the Sabra Lease and the Omega Lease.

“Master Lease Intercreditor Agreements”: the collective reference to the Welltower Intercreditor Agreement, the Sabra Intercreditor Agreement and the Omega Intercreditor Agreement.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations property or financial condition of the Parent Companies, the Borrower and the Restricted Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Loan Documents or the material rights and remedies of the Agents and the Lenders thereunder, in each case, taken as a whole.

“Material Indebtedness”: Indebtedness (other than the Loans and Real Property Financing Obligations), or obligations in respect of one or more Hedge Agreements, of any one or more of the Parent Companies, the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount exceeding, $30,000,000.  For purposes of determining Material Indebtedness for all Sections, the “principal amount” of the obligations of the Parent Companies, the Borrower or any of the Restricted Subsidiaries in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Companies, the Borrower or any of the Restricted Subsidiaries would be required to pay if such Hedge Agreement were terminated at such time.

“Material Master Lease”: each Master Lease and each other facility master lease agreement entered into by Ultimate Parent or any of the Restricted Subsidiaries after the Closing Date if such facility master lease agreement, individually or in the aggregate when taken together with each other facility master lease from the same landlord or an Affiliate of the landlord, represents greater than 5% of the licensed beds of the Loan Parties, taken as a whole.

“Material Master Lease Intercreditor Agreement”: the collective reference to each of the Master Lease Intercreditor Agreements and any other intercreditor or similar agreement entered into pursuant to Section 6.13.

“Material Restricted Subsidiary”: at any date of determination, any Restricted Subsidiary that would account for more than 5%, individually or 7.5%, with respect to one or more Restricted Subsidiaries in the aggregate, of the Consolidated Total Assets or gross revenue (as shown on the most recent financial statements of Ultimate Parent delivered pursuant to Section 5.1(a) or (b)) of the Parent Companies, the Borrower and the Restricted Subsidiaries on a Consolidated basis for such period, determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth above comprise in the aggregate more than 7.5% of the Consolidated Total Assets or the gross revenue (as shown on the most recent financial statements of Ultimate Parent delivered pursuant to Section 5.1(a) or (b)) of the Parent Companies, the Borrower and the Restricted Subsidiaries on a Consolidated basis for such period, determined in accordance with GAAP, then the Borrower shall, not later than 45 days after the date by which financial statements for such fiscal quarter are required to be delivered pursuant to Section 5.1(b), (x) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Restricted Subsidiaries” so that Domestic Subsidiaries that are not Guarantors do not comprise more than 7.5% in the aggregate of the Consolidated Total Assets or the gross revenues (as shown on the most recent financial statements of Ultimate Parent delivered pursuant to Section 5.1(a) or (b)) of the Parent Companies, the Borrower and the Restricted Subsidiaries on a Consolidated basis for such period, determined in accordance with GAAP and (y) comply with the provisions of Section 6.10 applicable to such Subsidiary.

“Maturity Date”: July 29, 2020.

“Medicaid”: (a) the United States of America acting under Title XIX of the Social Security Act, (b) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act, or (c) any agent, carrier, administrator or intermediary for any of the foregoing.

“Medical Services”:  medical and health care services, performed or provided by any Ultimate Parent or a Restricted Subsidiary to a Patient, which services include, general medical and health care services, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, assisted living facility services, independent senior housing services, Alzheimer’s services, comprehensive inpatient and outpatient rehabilitation services, home health care services, hospice services, residential and outpatient behavioral healthcare services, and medical or health care equipment provided for a necessary or specifically requested valid and proper medical or health purpose and any other service approved by the Administrative Agent in its sole discretion.

“Medicare”: (a) the United States of America acting under the Medicare program established pursuant to Title XVIII of the Social Security Act, or (b) any agent, carrier, administrator or intermediary for any of the foregoing.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”: any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded).  Mortgage shall specifically include the Closing Date Mortgages.

“Multiemployer Plan”: a pension plan  that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) subject to Title IV of ERISA to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event received by the Parent

Companies, the Borrower or any of the Restricted Subsidiaries, net of broker’s fees and commissions, attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts (including premiums or penalties, if any) required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document in which the Collateral Agent has (or is intended to have), whether pursuant to the Intercreditor Agreement or otherwise, a first priority perfected security interest) and other reasonable fees and expenses (including legal fees and expenses) actually incurred by the Parent Companies, the Borrower or any of the Restricted Subsidiaries in connection therewith and net of Taxes paid or reasonably estimated to be payable by such Parent Company, the Borrower or such Restricted Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any escrow or reserve for any adjustment in respect of the sale price of such asset or assets and indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Asset Sale undertaken by the Parent Companies, the Borrower or the Restricted Subsidiaries or other liabilities in connection with such Asset Sale (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Cash Proceeds) and (b) in connection with any (i) Equity Issuance or (ii) issuance or sale of debt securities or instruments or the incurrence of Indebtedness, in each case, the cash proceeds received from such issuance or incurrence, net of transaction costs, attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions, placement fees and other reasonable fees and expenses (including legal fees and expenses) actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.16(a).

“Non-Guarantor Subsidiary”: any Restricted Subsidiary which is not a Subsidiary Guarantor.

“Non-U.S. Lender”: as defined in Section 2.16(d).

“Note”: any promissory note evidencing any Loan.

“Notice of Intent to Cure”: as defined in Section 7.16(b).

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans, and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, or any Lender (or, in the case of Specified Hedge Agreements and Cash Management Documents of the Parent Companies, the Borrower or any of the Restricted Subsidiaries to the Administrative Agent, the Collateral Agent, any Lender, any Hedge Counterparty, Cash Management Counterparty, or any of their Affiliates), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement, any Cash Management Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; other than Excluded Swap Obligations; provided that (a) obligations of the Parent Companies, the Borrower or any of the Restricted Subsidiaries under any Specified Hedge Agreement or Cash Management Document shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under any Specified Hedge Agreements or Cash Management Documents.

“OFAC”: the Officer of Foreign Assets Control of the United States Department of the Treasury.

“Omega Intercreditor Agreement”: the Amended and Restated Intercreditor Agreement, dated as of the Closing Date, by and among, inter alios, the Administrative Agent, Healthcare Financial Services, LLC, as administrative agent under the ABL Credit Agreement, Landlord (as defined therein) and Tenants (as defined therein).

“Omega Lease”: the Second Consolidated Amended and Restated Master Lease Agreement, dated as of January 30, 2015, by and among Landlord (as defined in the Omega Intercreditor Agreement) and Tenants (as defined in the Omega Intercreditor Agreement).

“Omega Lease Amendment Agreement”: the Fourth Amendment to the Omega Lease, dated as of the Closing Date, by and among Landlord (as defined in the Omega Intercreditor Agreement) and Tenants (as defined in the Omega Intercreditor Agreement).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“PATRIOT Act”: the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Parent”: as defined in the preamble hereto.

“Parent Company”: Ultimate Parent, LLC Parent, Parent and Holdings.

“Participant”: as defined in Section 10.6(h).

“Participant Register”: as defined in Section 10.6(h)(ii).

“Patient”: any Person receiving Medical Services from Ultimate Parent or a Restricted Subsidiary and all Persons legally liable to pay Ultimate Parent or a Restricted Subsidiary for such services other than Insurers.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permit”: with respect to any Person, any permit, approval, authorization, license, registration, certificate (including certificates of occupancy), concession, grant, franchise, variance or permission from any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition”: as defined in Section 7.4(g).

“Permitted Investor”: collectively, (i) any Person that is a member of LLC Parent as of the Closing Date to the extent such Person, directly or indirectly, owns or controls 10% or more of LLC Parent as of the Closing Date and to the extent such Person has satisfied the requirements regarding OFAC, Anti-Terrorism Laws, SEC, Healthcare Laws, and other similar regulations, (ii) GEN Management LLC or GEN Management Investors, LLC and to the extent each such entity has satisfied the requirements regarding OFAC, Anti-Terrorism Laws, SEC Healthcare Laws, and other similar regulations, or (iii) any successor of the foregoing pursuant to a Permitted Investor Transfer (which successors, to the extent such successors will, directly or indirectly, own or control 10% or more of any Loan Party, must satisfy requirements regarding OFAC, Anti-Terrorism Laws, SEC, Healthcare Laws, and other similar regulations).

“Permitted Investor Transfer”:  one or more of the following, and, in the case of clauses (ii)  and (iii) below, with the prior consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed (provided that Borrower provides timely information reasonably requested by Administrative Agent with respect to such proposed transferee, including, without limitation, information with respect to OFAC, Anti-Terrorism Laws, SEC, Healthcare Laws, and other similar regulations and activities):

(i)         any Disposition by a Permitted Investor to another Permitted Investor;

(ii)        any Disposition of a direct or indirect interest in Ultimate Parent by a Permitted Investor to a family trust for estate planning purposes; provided that such Permitted Investor does not Transfer the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise;

(iii)       any Disposition from any Permitted Investor of any direct or indirect interest in Ultimate Parent to a Majority Controlled Affiliate, or the admission of a new member into a Permitted Investor, provided the Persons that had the power to direct or cause the direction of the management and policies of such Permitted Investor on the Closing Date retain such power over such Permitted Investor; or

(iv)        the purchase by Welltower Inc. of certain ownership interests in Ultimate Parent pursuant to that certain Amended and Restated Call and Exchange Agreement, dated as of May 25, 2012 (as may be amended, supplemented or otherwise modified from time to time).

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized and undrawn letters of credit thereunder or as otherwise permitted pursuant to Section 7.1, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) solely with respect to any Permitted Refinancing of the ABL Facility or any Material Master Lease, the financial covenants and events of default of any such modified, refinanced, refunded, renewed or extended Indebtedness are not, taken as a whole, materially more restrictive to the Loan Parties than the financial covenants and events of default of the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) neither Ultimate Parent nor any Restricted Subsidiary shall be an obligor or guarantor of the Indebtedness being modified, refinanced, refunded, renewed or extended except to the extent that such Person was such an obligor or guarantor in respect of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Interest”: interest paid in kind by adding such interest then due to the unpaid principal amount of the Loans.

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Primary License”: with respect to any Healthcare Facility or Person operating such Healthcare Facility, as the case may be, the certificate of need, Permit or license to operate as an assisted living, skilled nursing or independent living facility.

“Prime Rate”: as defined in the definition of “ABR”.

“Pro Forma Basis”: for any period, with respect to the Transactions, the Skilled Transactions or any proposed acquisition, investment, distribution, incurrence or prepayment of Indebtedness or any other action which requires compliance with any test or covenant hereunder, compliance as of the transaction date will be determined giving the following pro forma effect to the Transactions, the Skilled Transactions or such proposed acquisition investment, distribution or any such other action: (a) pro forma effect will be given to any Indebtedness incurred during or after the relevant period to the extent the Indebtedness is outstanding or is to be incurred on the transaction date as if the Indebtedness had been incurred on the first day of the relevant period; (b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedge Agreement applicable to the Indebtedness if the Hedge Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire relevant period; (c) Consolidated Interest Expense related to any Indebtedness no longer outstanding or to be repaid or redeemed on the transaction date, except for Consolidated Interest Expense accrued during the relevant period under this Agreement to the extent of the Loans in effect on the transaction date, will be excluded; and (d) pro forma effect will be given to (i) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, and (ii) the acquisition or Disposition of companies, divisions or lines of businesses by Ultimate Parent and the Restricted Subsidiaries, including any acquisition or Disposition of a company, division or line of business since the beginning of the relevant period by a Person that became a Restricted Subsidiary after the beginning of the relevant period that have occurred since the beginning of the relevant period as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, on the first day of the relevant period. For purposes of determining Consolidated Interest Expense, Consolidated Cash Interest Expense, Consolidated Fixed Charges, Consolidated Rental Expense, Consolidated EBITDA, Consolidated EBITDAR and Consolidated Net Income, any discontinuation of discontinued operations as defined under Financial Accounting Standards Board Accounting Standards Codification 205-20 occurring during the relevant period shall be given effect in accordance with that standard.  To the extent that pro forma effect is to be given to an acquisition or Disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available (including cost savings to the extent such cost savings would be consistent with the definition of “Consolidated EBITDA”).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Money Indebtedness”: as defined in Section 7.1(d).

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Qualified Equity Issuance”: any issuance by Ultimate Parent of its Capital Stock in a public or private offering or contribution to its capital (in each case, other than in the form of Disqualified Capital Stock).

“Real Property Financing Obligations”: with respect to any Person, financing obligations and Capital Lease Obligations of such Person, to the extent such financing obligations or Capital Lease Obligations are related to real property, including, without limitation, such obligations under the Revera Loan Documents and the Skilled RE Loan Documents.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Companies, the Borrower, or any of the Restricted Subsidiaries, in an amount for each such event exceeding $1,500,000.

“Refinanced Loans”: as defined in Section 10.1(d).

“Refinancing”: as defined in the recitals hereto.

“Register”: as defined in Section 10.6(b)(iv).

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X” Regulation X of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Parent Companies, the Borrower or any Restricted Subsidiary for its own account in connection therewith that are not paid to the Administrative Agent pursuant to Section 2.8(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice signed on behalf of the Parent Companies, the Borrower, or any of the Restricted Subsidiaries by a Responsible Officer stating that the Parent Companies, the Borrower, or such Restricted Subsidiaries (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an (x) Asset Sale to acquire assets useful in its (or such Restricted Subsidiary’s) business or in connection with a Permitted Acquisition or (y) Recovery Event to acquire or repair assets useful in its (or such Restricted Subsidiary’s) business or in connection with a Permitted Acquisition.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount contractually committed to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire or repair assets useful in the Business or in connection with a Permitted Acquisition.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 180 days after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which the Parent Companies, the Borrower, or any of the Restricted Subsidiaries shall have determined not to acquire or repair assets useful in their or such Restricted

Subsidiary’s business or in connection with a Permitted Acquisition with such portion of such Reinvestment Deferred Amount.

“Related Parties”: as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action”: all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material Released into the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replacement Loans”: as defined in Section 10.1(d).

“Representatives”: as defined in Section 10.14.

“Required Lenders”: at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Loans then outstanding.

“Required Prepayment Date”: as defined in Section 2.8(f).

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, senior vice president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of the Parent Companies or the Borrower, as applicable, and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of Ultimate Parent.

“Restricted Payment”:  any dividend or other distribution (whether in cash, securities or other property (other than Qualified Capital Stock)) with respect to any Capital Stock of Ultimate Parent or any Restricted Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Capital Stock)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock in the Parent Companies, the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary”: any Subsidiary that is not an Unrestricted Subsidiary.

“Revera Borrowers”: collectively, the subsidiaries of Ultimate Parent that are borrowers under the Revera Credit Agreement.

“Revera Credit Agreement”: the Loan Agreement dated as of December 1, 2015 among the Revera Borrowers, Revera Lender and certain financial institutions from time to time party thereto as lenders, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

“Revera Lender”: Welltower Inc., in its capacity as lender under the Revera Credit Agreement together with its successors and assigns.

“Revera Loan Documents”: has the meaning assigned to the term “Loan Documents” in the Revera Credit Agreement.

“Sabra Intercreditor Agreement”: the Amended and Restated Amendment to Lease and Intercreditor Agreement, dated as of the Closing Date, by and among, inter alios, the Landlord (as defined therein), the Administrative Agent, Healthcare Financial Solutions, LLC, as administrative agent under the ABL Credit Agreement.

“Sabra Lease”: collectively, the Leases and Master Leases between certain affiliates of Sabra Healthcare REIT, Inc. and the tenant parties thereto.

“Sabra Lease Amendment Agreement”: collectively, the Lease and Master Lease Amendments, dated as of the Closing Date, between certain affiliates of Sabra Healthcare REIT, Inc. and the tenant parties thereto.

“Sale and Lease-Back Transaction”: any arrangement with any Person providing for the leasing by Ultimate Parent or any of the Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Ultimate Parent or such Restricted Subsidiary to such Person or from any other Person to whom funds have been or are to be advanced by such Person based on a Lien on, or an assignment of, such property and rental obligations of Ultimate Parent or such Restricted Subsidiary.

“Sanctions”: any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Scheduled Asset Sales”: as defined in Section 7.5(b)(E).

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, any Hedge Counterparty, any Cash Management Counterparty, any other holder from time to time of any of the Obligations (in their capacities as holders thereof) and, in each case, their respective successors and permitted assigns.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Intercreditor Agreement, the Material Master Lease Intercreditor Agreements, the Mortgages and all other security documents hereafter delivered to the Administrative Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Skilled Acquisition”: the indirect acquisition of Ultimate Parent and the consummation of the transactions described therein.

“Skilled Holdings”: Skilled HealthCare, LLC, a Delaware limited liability company.

“Skilled RE Borrowers”: collectively, the subsidiaries of Ultimate Parent that are borrowers under the Skilled RE Credit Agreement.

“Skilled RE Credit Agreement”: the Loan Agreement dated as of February 2, 2015 among the Skilled RE Borrowers, Skilled RE Lender and certain financial institutions from time to time party thereto as lenders, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

“Skilled RE Credit Facility”: the term loan credit facility incurred pursuant to the Skilled RE Loan Documents.

“Skilled RE Lender”: Welltower Inc., in its capacity as lender under the Skilled RE Credit Agreement together with its successors and assigns.

“Skilled RE Loan Documents”: has the meaning assigned to the term “Loan Documents” in the Skilled RE Credit Agreement.

“Skilled RE Priority Collateral”: the HCN Priority Collateral (as defined in the Intercreditor Agreement).

“Skilled Transactions”: collectively, (a) the Skilled Acquisition; (b) the execution and delivery of the Skilled RE Loan Documents and the incurrence of the obligations thereunder; and (c) the payment of all fees and expenses to be paid in connection with the foregoing.

“Sold Entity or Business”: as set forth in the definition of the term “Consolidated EBITDA”.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) Ultimate Parent or any of the Restricted Subsidiaries and (ii) any Hedge Counterparty at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement.  The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Sponsor”: Formation Capital LLC.

“Subordinated Indebtedness”: with respect to Obligations, any Indebtedness of any Loan Party that is by its terms subordinated in right of payment to any of the Obligations.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Ultimate Parent; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a director’s “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantors”: each Subsidiary listed on Schedule 1.1B, and each other Restricted Subsidiary that is or becomes a party to this Agreement pursuant to Section 6.10; provided that in no event shall a HUD Sub-Facility Entity or a HUD RE Entity be deemed as a Subsidiary Guarantor.

“Subsidiary Redesignation”: as defined in the definition of “Unrestricted Subsidiary”.

“Swap Transaction”: means any agreement, contract or transaction between the Borrower and any Secured Party that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Affiliate”: (a) the Borrower and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary Tax Returns.

“Tax Distributions”: as defined in Section 7.6(a).

“Tax Return”: as defined in Section 3.7.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third-Party Payor Programs”: Medicare, Medicaid, TRICARE, Blue Cross/Blue Shield or any other public program or private commercial insurance, managed care, or employee assistance program providing reimbursement or coverage for Medical Services and with which Ultimate Parent or any of its Subsidiaries has entered into a participation agreement, provider agreement, or similar arrangement for coverage of eligible Patients.

“Title IV Plan”: a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Transactions”: collectively, (a) the consummation of the Refinancing; (b) the execution and delivery of the Loan Documents and the incurrence of the obligations thereunder; (c) the amendment or amendment and restatement of the ABL Facility, the Revera Loan Documents, the Skilled RE Loan Documents, the Material Master Leases and the related transactions intended to be consummated on or about the Closing Date, as set forth in the Initial Lenders Terms and (d) the payment of all fees and expenses to be paid in connection with the foregoing.

“Treasury Rate”: with respect to any date of determination, the yield to maturity at such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first anniversary of the Closing

Date; provided, however, that if the period from such date to the first anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained using the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year.

“TRICARE”: (a) the United States of America acting under TRICARE, or (b) any agent, carrier, administrator or intermediary for any of the foregoing.

“Trigger Date”: as defined in Section 2.8(b).

“Type”: as to any Loan, its classification as an ABR Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code of the State of New York, as in effect on the date hereof.

“Ultimate Parent”: has the meaning specified in the recitals to this Agreement.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (a) any Subsidiary of Ultimate Parent designated by the Borrower as an Unrestricted Subsidiary hereunder on Schedule 1.1C or by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary so long as (i) immediately before and after such designation, (x) no Event of Default shall have occurred and be continuing and (y) Ultimate Parent and the Restricted Subsidiaries shall be in compliance with each Financial Condition Covenant calculated on a Pro Forma Basis, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any other Indebtedness of any Loan Party, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Ultimate Parent therein at the date of designation in an amount equal to the fair market value as determined by Ultimate Parent in good faith of Ultimate Parent or its Subsidiary’s (as applicable) Investment therein, (iv) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of Ultimate Parent, certifying compliance with the requirements of preceding clauses (i) through (iv), and (b) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (A) immediately after such designation, no Default shall have occurred and be continuing and (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of Ultimate Parent, certifying compliance with the requirements of preceding clause (A); provided,  further, that no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.  In no case shall the Borrower or any Parent Company be permitted to be designated as an Unrestricted Subsidiary.

“UPL Facility” means each Facility that is the subject of a UPL Program.

“UPL Hospital” means each county hospital or other unit of government that is or becomes an operator of a UPL Facility.

“UPL Program” means a program under which, in exchange for certain payment of fees, costs and other reimbursements from the UPL Hospital, Ultimate Parent or any Restricted Subsidiary agrees to manage one or more Facilities, the possession and operation of which has been transferred to such UPL Hospital and, subsequent to such transfer, the accounts related to such Facility or Facilities qualify under a Medicaid “upper payment limit” program.

“U.S. Lender”: as defined in Section 2.16(e).

“Voting Stock”: Capital Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Waivable Mandatory Prepayment”: as defined in Section 2.8(f).

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness being refinanced or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Welltower Asset Buyback”: the purchase by Genesis Operations LLC or its Subsidiaries from FC-Gen Real Estate, LLC of certain facilities pursuant to the Welltower Lease.

“Welltower Intercreditor Agreement”: the Amended and Restated Amendment to Lease and Intercreditor Agreement, dated as of the Closing Date, by and among, inter alios, the Landlord (as defined therein), the Administrative Agent, Healthcare Financial Services, LLC, as administrative agent under the ABL Credit Agreement.

“Welltower Lease”: the Nineteenth Amended and Restated Master Lease Agreement, dated as of December 1, 2015, by and among FC-Gen Real Estate, LLC, a Delaware limited liability company, as landlord, and Genesis Operations, LLC, a Delaware limited liability company, as tenant.

“Welltower Lease Amendment Agreement”: the Third Amendment to the Welltower Lease, dated as of the Closing Date, by and among FC-Gen Real Estate, LLC, a Delaware limited liability company and Genesis Operations, LLC, a Delaware limited liability company.

“Wholly-Owned”: as to any Person, a Subsidiary of such person all of the outstanding Capital Stock of which (other than director’s qualifying shares) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability”: at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)        As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Parent Companies, the Borrower and their Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified, extended, replaced or refinanced from time to time (subject to any restrictions or qualifications on such amendments, restatements, supplements, restatements, modifications, extensions, replacements or refinancings set forth herein or in the Intercreditor Agreement or any Material Master Lease Intercreditor Agreement). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 7 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”  To the extent that any provision of this Agreement requires or tests compliance with (or with respect to) the Financial Condition Covenants prior to the date that such covenants are first tested, such provision shall be deemed to refer to the first covenant level set forth in each applicable Financial Condition Covenant.

(c)        Unless otherwise specified herein, any calculation of the Fixed Charge Coverage Ratio, Interest Coverage Ratio, Consolidated Total Leverage Ratio, and Consolidated Senior Secured Leverage Ratio shall be determined based on the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 5.1(a) or (b), as applicable, prior to the applicable date of determination and subject to pro forma adjustments to the extent specified in any applicable provision.

(d)        The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e)        The term “license” shall include sub-licenses.

(f)        The term “lease” shall include sub-leases.

(g)        The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.      AMOUNT AND TERMS OF COMMITMENTS

2.1Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender.  The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.3 and 2.9. The Borrower shall pay fees to the Initial Lenders on the Closing Date according to the terms of the Fee Letter.

2.2[Reserved].

2.3Procedure for Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit A-1 hereto, (which notice must be received by the

Administrative Agent not later than 3:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date or, in the case the Loans on the Closing Date shall be Eurodollar Loans, three Business Days prior to the anticipated Closing Date) requesting that the Lenders make the Loans on the Closing Date and specifying (i) the aggregate principal amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether such Loans being incurred are to be made as ABR Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period applicable thereto and (iv) the Borrower.  Upon receipt of such borrowing notice the Administrative Agent shall promptly notify each Lender thereof.  Not later than 10:00 A.M., New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender.

2.4Repayment of Loans.  The Loan of each Lender shall be payable in equal consecutive monthly installments, commencing on August 31, 2016, on the last Business Day of each calendar month following the Closing Date, and each such monthly installment shall be in an amount equal to such Lender’s pro rata share of the amount indicated below (as adjusted to reflect any prepayments thereof in accordance with Section 2.14(h)):

Date of Payment	Principal Payment

Commencing on August 31, 2016, and continuing on the last Business Day of each calendar month until and including July 31, 2019	$250,000

Commencing on August 31, 2019, and continuing on the last Business Day of each calendar month until and including June 30, 2020	$500,000

July 29, 2020	Remaining principal amount of the Loans

provided that the terms of this Section 2.4 shall be subject to modification pursuant to the terms of the Initial Lenders Terms.

2.5Repayment of Loans.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the principal amount of each outstanding Loan of such Lender made to the Borrower in installments according to the amortization schedule set forth in Section 2.4 (or on such earlier date on which the Loans become due and payable pursuant to Section 8).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.

(b)        Notwithstanding anything herein to the contrary, each Lender may, at its option, elect not to receive its pro rata share of any scheduled installments of principal repayments made pursuant to Section 2.4 and Section 2.5(a) (other than payments due on the Maturity Date or such earlier date on which the Loans become due and payable pursuant to Section 8), by giving written notice to the Borrower and the Administrative Agent of its election to do so at least five Business Days prior to the next scheduled installment of principal repayments. Any Lender may revoke such election at any time by giving written notice to the Borrower and the Administrative Agent of its election to do so no later than two Business Days prior to the next scheduled installment of principal repayments.

(c)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)        The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (A) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (B) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrowers to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e)        The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(d) shall, to the extent permitted by applicable law, be conclusive absent manifest error, and the Lenders shall treat each registered holder as the owner of such Loan for all purposes of this Agreement, notwithstanding any notice to the contrary.

(f)        Any Lender may request that the Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in the form attached hereto as Exhibit I.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

2.6Fees, etc.  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements.

2.7Optional Prepayments.  (a)  The Borrower may at any time prepay the Loans, in whole or in part, subject to Section 2.14(i), but otherwise without premium or penalty, upon irrevocable notice (provided that such notice may be conditioned on receiving proceeds of any refinancing or Disposition) in substantially the form of Exhibit H hereto delivered to the Administrative Agent no later than 3:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 3:00 P.M., New York City time, one Business Day prior to, in the case of ABR Loans, which notice shall specify (i) the date and amount of prepayment, and (ii) whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $500,000 in excess thereof, and shall be subject to the provisions of Section 2.14.

(b)        Amounts to be applied in connection with prepayments pursuant to this Section shall be applied to the Obligations in accordance with Section 2.14.  Each prepayment of Loans under this Section shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.8Mandatory Prepayments.  (a)  If any Indebtedness (other than any Indebtedness permitted to be incurred in accordance with Section 7.1) shall be incurred by the Parent Companies, the Borrower or any of the Restricted Subsidiaries, the Borrower shall pay an amount equal to 100% of the Net Cash Proceeds of such Indebtedness within three Business Days of the date of receipt thereof to the Administrative Agent to be applied to the Obligations in accordance with Section 2.14.

(b)        If on any date any of the Parent Companies, the Borrower or any of the Restricted Subsidiaries shall receive Net Cash Proceeds from an Equity Issuance, the Borrower shall pay an amount equal to 50% of such Net Cash Proceeds within three Business Days of the date of receipt thereof to the Administrative Agent to be applied to the Obligations in accordance with Section 2.14.

(c)        If on any date any of the Parent Companies, the Borrower or any of the Restricted Subsidiaries shall for its own account receive Net Cash Proceeds from any Asset Sale (other than any Asset Sale that is of (A) ABL Priority Collateral (as defined in the Intercreditor Agreement), (B) Skilled RE Priority Collateral or (C) Scheduled Asset Sales) or any Recovery Event (other than any Recovery Event that is of (i) ABL Priority Collateral (as defined in the Intercreditor Agreement), (ii) Skilled RE Priority Collateral or (iii) Scheduled Asset Sales) then, unless a Reinvestment Notice shall be delivered in respect thereof, the Borrower shall pay an amount equal to 100% of such Net Cash Proceeds within five Business Days of the date of receipt thereof to the Administrative Agent to be applied to the Obligations in accordance with Section 2.14; provided that delivery of such Reinvestment Notice shall be subject to the Administrative Agent’s reasonable consent;1 provided,  further, that notwithstanding the foregoing, (1) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be paid to the Administrative Agent to be applied to the Obligations in accordance with Section 2.14 and (2) on the date (the “Trigger Date”) that is 180 days after any such Reinvestment Prepayment Date, an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date shall be paid to the Administrative Agent to be applied to the Obligations in accordance with Section 2.14.

(d)        If, as of the last day of any fiscal quarter of Ultimate Parent, commencing with the fiscal quarter ending September 30, 2016, Ultimate Parent and its Restricted Subsidiaries shall have Liquidity (after giving pro forma effect to borrowings and letters of credit made or issued under the ABL Credit Agreement on or prior to the last day of such fiscal quarter) in excess of $400,000,000 (such excess amount, “Excess Liquidity”), the Borrower shall, on the relevant Excess Liquidity Application Date thereafter, pay an amount equal to 100% of such Excess Liquidity to the Administrative Agent to be applied to the Obligations in accordance with Section 2.14.  Each such payment shall be made on a date (an “Excess Liquidity Application Date”) no later than three Business Days after the date financial statements with respect to such fiscal quarter (or fiscal year with respect to the fourth fiscal quarter) are required to be delivered pursuant to Section 5.1(a) or 5.1(b), as applicable.

(e)        Amounts to be applied in connection with prepayments pursuant to Section 2.8 shall be applied to the Obligations in accordance with Section 2.14.

(f)        Anything contained herein to the contrary notwithstanding, so long as any Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment under Section 2.8 (b), (c) or (d) (each, a “Waivable Mandatory Prepayment”), not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender shall give written notice to the Borrower and the Administrative Agent of its election to do so on or before two Business Days prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before two Business Days prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).

1 Discuss timing of payments in light of consent right over reinvestment.

The Administrative Agent shall notify the Borrower at least one Business Day prior to the Required Prepayment Date of the decision of the Lenders.  If all of the Lenders unanimously agree to exercise their options to refuse such Waivable Mandatory Prepayment, then the amount of the Waivable Mandatory Prepayment shall be retained by the Borrower and used by the Borrower for working capital and other general corporate purposes.  If any Lender does not agree to exercise their option to refuse such Waivable Mandatory Prepayment, then the Borrower shall make a prepayment of the Loans in the amount of Waivable Mandatory Prepayment, which prepayment shall be applied in accordance with Section 2.14.

2.9Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice substantially in the form of Exhibit A-2 hereto of such election no later than 12:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date; provided that if any Eurodollar Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice substantially in the form of Exhibit A-2 hereto of such election no later than 12:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)        Any Eurodollar Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 P.M., New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Eurodollar Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17 and; provided,  further, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, in which case, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and; provided,  further, that if the Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically continued as Eurodollar Loans with an Interest Period of one month on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.10Minimum Amounts and Maximum Number of Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of Eurodollar Loans comprising each tranche of Eurodollar Loans shall be equal to a minimum of $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than 10 tranches of Eurodollar Loans shall be outstanding at any one time.

2.11Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)        Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)        If (i) all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or (ii) all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)        Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e)        The Borrower may elect to pay up to 2.00% per annum of interest on any Eurodollar Loan or ABR Loan as PIK Interest and such PIK Interest shall be added to the aggregate principal balance of the Loans in arrears on the applicable Interest Payment Date.  The Borrower shall deliver to the Administrative Agent, at least five (5) Business Days prior to the applicable Interest Payment Date, a written notice setting forth (i) its election to pay a percentage of interest in the form of PIK Interest and (ii) the percentage of interest that shall constitute PIK Interest on the applicable Interest Payment Date.  Any such election shall be deemed to remain in effect until superseded by a subsequent notice delivered as set forth in the preceding sentence.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, the Borrower may not pay any interest as PIK Interest.

2.12Computations of Interest and Fees.  (a)  All computations of interest and of fees shall be made by the Applicable Agent on the basis of a year of 360 days and, in the case of ABR Loans 365/366 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or ABR in accordance with the definitions of “Eurodollar Rate” and “ABR”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(b)         The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate or fee pursuant to Section 2.11(a) and Section 2.11(b).

2.13Inability to Determine Interest Rate.  If prior to the first day of any Interest Period for any Eurodollar Loan:

(a)         the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)         the Administrative Agent shall have received notice from the Required Lenders that by reason of any changes arising after the date of this Agreement the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.14Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower shall be made pro rata according to the respective Loan Percentages of the relevant Lenders in respect of each tranche of the Loans.  Subject to Sections 2.21(d)(iv) and Section 2.22(b)(2), each payment (including prepayments) in respect of principal, interest or fees in respect of Loans shall be applied among tranches of Loans as directed by the Borrower.  Each payment (including prepayments) in respect of principal or interest in respect of any tranche of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders with respect to such tranche, pro rata according to the respective amounts then due and owing to such Lenders; provided, the provisions of this sentence shall not be construed to apply to any payment made pursuant to Sections 2.21 or 2.22, or obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

(b)         Payments.  The Borrower shall make each payment under any Loan Document not later than 2:00 P.M., New York City time, on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Bank Name: KeyBank

Address: 127 Public Square, Cleveland, OH 44114

ABA #: 041001039

Account #: 353321001011

Account Name: Welltower Inc.

(c)         Payment Dates.  If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)         Advancing Payments.  (i)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.

(ii)         Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(e)         Application of Voluntary Prepayments.  Unless otherwise provided in this Section or elsewhere in any Loan Document, all payments and any other amounts received by an Administrative Agent from or for the benefit of the Borrower shall be applied to repay the Obligations the Borrower designates.  Amounts repaid or prepaid pursuant to this clause (e) or clause (f) below on account of the Loans may not be reborrowed.

(f)         Application of Mandatory Prepayments.  Subject to the provisions of clause (g) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to an Agent pursuant to Section 2.8 or any other prepayment of the Obligations required to be applied in accordance with this clause (f) shall be applied: first, to repay the outstanding principal balance of the Loans until paid in full in accordance with Section 2.14(h), and second, the excess (if any) shall be retained by the Borrower.

(g)         Application of Payments During an Event of Default.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall be applied by the Administrative Agent as follows:

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;

second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees and disbursements and other charges of counsel) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause second payable to them;

third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and amounts owing with respect to Specified Hedge Agreements and Cash Management Documents in each case ratably based upon the respective aggregate amounts of all such Obligations owing in accordance with the respective amounts thereof then due and payable;

fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

finally, the balance, if any, after all Obligations have been paid in full, to the Borrower or as otherwise required by Law;

provided, that, notwithstanding anything to the contrary set forth above, in no event shall the proceeds of any Collateral owned, or any Guarantee Obligations provided, by any Loan Party under any Loan Document be applied to repay or cash collateralized any Excluded Swap Obligation with respect to such Loan Party.

(h)         Application of Payments Generally.  All repayments of any Loans shall be applied first, to repay such Loans outstanding as ABR Loans or Loans subject to a fixed rate of interest and then, to repay such Loans outstanding as Eurodollar Loans, with those Eurodollar Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.  Each optional prepayment on account of principal of and interest on the Loans pursuant to Section 2.7 shall be applied to any installments thereof as the Borrower shall determine.  Each mandatory prepayment on account of principal of and interest on the Loans pursuant to Sections 2.8(a),  (b),  (c) and (d) shall be applied first, to the payment required to be made on the Maturity Date and second, to the remaining scheduled installments of principal in inverse order of maturity.  If sufficient amounts are not available to pay in cash all outstanding Obligations described in any priority level set forth in this Section, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations.  Any priority level set forth in this Section that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.  While an Event of Default is continuing, any payments or prepayments received by Administrative Agent shall be applied under Section 2.14(g).

2.15Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the date hereof:

(i)         shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder;

(ii)        shall subject any Lender to any Taxes (other than (A) Non-Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder, (B) Excluded Taxes (including any change in rate of Excluded Taxes) and (C) Other Taxes) on or with respect to this Agreement, or any Loan made by it or any letter of credit or participation therein; or

(iii)       shall impose on such Lender any other condition affecting this Agreement or Eurodollar Loans made by such Lender hereunder not otherwise contemplated hereunder (other than with respect to any Taxes);

and the result of any of the foregoing is to increase the cost to such Lender by an amount which such Lender reasonably deems in good faith to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)         If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or such Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital or liquidity as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s policies with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for such reduction.

(c)         A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with reasonable detail demonstrating how such amounts were derived shall be presumptively correct in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.

(d)         Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

2.16Taxes.  (a)  All payments made by or on behalf of the Borrower or any Guarantor under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority responsible for administering taxes, excluding (i) Taxes imposed on or measured by net income (however determined), franchise Taxes, and branch profits taxes, in each case (A) imposed on the Administrative Agent or any Lender as a result of a present, former or future connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or (B) imposed as a result of the Administrative Agent or any Lender being organized  under the laws of or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); (ii) any United States withholding Tax that (A) is imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement or designates a new lending office (other than pursuant to a request by the Borrower under Sections 2.19 or 2.20 of this Agreement), except to the extent that such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to this Section or (B) or is attributable to such Lender’s failure to comply with Section 2.16(d) and Section 2.16(e), and (iii) any United States withholding Tax imposed under FATCA (together the amounts described in clauses (i)-(iii) are the “Excluded Taxes”).  If any such Taxes that are not Excluded Taxes (the “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable by or on behalf of the Borrower or any Guarantor hereunder, the amounts payable by the Borrower or such Guarantor shall be increased to the extent necessary to yield the Administrative Agent or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b)         The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse the Administrative Agent for payment of any Other Taxes.

(c)         Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of payment satisfactory to the Administrative Agent.

(d)         Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete signed copies of IRS Form W-8ECI, W-8EXP, W-8BEN or W-8BEN-E (claiming benefits under an applicable treaty) or W-8IMY (together with any applicable underlying forms), whichever is applicable, (ii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and two accurate and complete signed copies of IRS Form W-8BEN or W-8BEN-E, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender.  Such forms shall be delivered by each Non‑U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)         Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete signed copies of IRS Form W-9, or any subsequent versions or successors to such form.  Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement, and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent.  In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender.

(f)         The Borrower shall indemnify the Administrative Agent and any Lender, within 30 days after the written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted on amounts payable under this Section) payable or paid by the Administrative Agent or Lender or required to be withheld or deducted from a payment to the Administrative Agent or Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes are correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such amount or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its behalf of on behalf of a Lender, shall be conclusive absent manifest error.

(g)         If any Secured Party determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) the payment of which would place the Lender or the Administrative Agent in a less favorable net after-Tax position than the Lender or the Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax Returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(h)         Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii)

any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i)         If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph, FATCA shall include any amendments made to FATCA after the date of this Agreement.

(j)         The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

2.17Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.18Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, made after the date hereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.

2.19Mitigation of Costs; Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15, 2.16(a), 2.17 or 2.18 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that no such designation is made on terms that, in the sole judgment of such Lender, subject such Lender and its lending office(s) to any unreimbursed costs or are otherwise disadvantageous to such Lender and its lending office(s); provided,  further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15, 2.16(a) or 2.18.

2.20Replacement of Lenders.  The Borrower shall be permitted to replace with a financial institution any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15, 2.16 or 2.17 (to the extent a request made by a Lender pursuant to the operation of Section 2.17 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.18, (b) defaults in its obligation to make Loans hereunder, or (c) that has refused to consent to any waiver or amendment with respect to any Loan Document that requires the consent of each Lender directly affected thereby or of each Lender and has been consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.17 (as though Section 2.17 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (vi) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (vii) if applicable, the replacement financial institution shall consent to such amendment or waiver, (viii) in the case of any such assignment resulting from a claim for reimbursement under Section 2.15 or Section 2.16, such assignment will result in a reduction in such reimbursement thereafter; (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (x) the replacement financial institution shall be an Eligible Assignee.

2.21[Reserved].

2.22[Reserved].

2.23[Reserved].

2.24Nature and Extent of Borrower’s Liability.  The Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the satisfaction in full of all Obligations (other than contingent indemnification obligations not yet due and payable).

SECTION 3.      REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Parent Companies and the Borrower hereby jointly represents and warrants (as to itself and each of its Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (immediately after giving effect to the Transactions) and on the date of each borrowing of Loans hereunder, that:

3.1Corporate Existence; Compliance with Law.  (a)  Except as set forth on Schedule 3.1(a), each Loan Party and each of its Restricted Subsidiaries (i) is duly and solely organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under a Lease or sublease, as applicable, and to conduct its business as now or currently proposed to be conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (iv) is in compliance with all applicable Requirements of Law and Healthcare Laws, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and (v) has all necessary Permits and Primary Licenses from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits and Primary Licenses, make such filings or give such notices, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)         Except as set forth on Schedule 3.1(b), each Healthcare Facility (i) is being operated as an assisted living, skilled nursing or independent living facility, (ii) is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and (iii) is in compliance with all applicable Requirements of Law and Healthcare Laws (giving effect to any waivers thereof currently in place), including all Primary Licenses, except, in each case, where the failure to be in conformance or compliance would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, each Healthcare Facility has a provider agreement that is in full force and effect under Medicare and/or Medicaid, except where the failure to do so would be limited to one or more Healthcare Facilities accounting in the aggregate for less than 5% of Consolidated EBITDAR of GHLLC.  There is no threatened in writing, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any Third-Party Payor Program, to which any Loan Party or any Restricted Subsidiary may presently be subject, except as could not reasonably be expected to have a Material Adverse Effect.

(c)         Except as set forth on Schedule 3.1(c), all Primary Licenses necessary for using and operating the Healthcare Facilities for the uses described in clause (b), above, are either held by the Loan Parties or the Subsidiaries, or in the name of the applicable Loan Party or Subsidiary, as required under applicable Requirements of Law, and are in full force and effect, unless failure to have same could not reasonably be expected to have a Material Adverse Effect.

(d)         To the Loan Parties’ knowledge, with respect to any Healthcare Facility, there are no proceedings by any Governmental Authority or notices thereof that are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on the Loan Parties’ or the Subsidiaries’ ability to accept and/or retain patients or residents or operate such

Healthcare Facility for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, except to the extent that the same could not reasonably be expected to have a Material Adverse Effect, and, with respect to the Loan Parties’ or the Subsidiaries’ ability to accept and/or retain patients or residents or operate such Healthcare Facility, reimbursement for which is provided under Medicare or Medicaid, except to the extent that the same could not be reasonably likely to have an adverse impact on one or more Healthcare Facilities accounting in the aggregate for more than 5% of the Consolidated EBITDAR of GHLLC, (ii) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Permits or Primary Licenses, other than a transfer of such Permit or Primary License to a new location or to any Loan Party if such Permit or Primary License is not already held by such Loan Party, except to the extent same would not be reasonably likely to have a Material Adverse Effect, or (iii) to affect any Loan Party’s or Subsidiary’s continued participation in the applicable Third-Party Payor Programs, or any successor programs thereto, except to the extent that the same could not reasonably be expected to have a Material Adverse Effect, and, with respect to any Loan Party’s or Subsidiary’s continued participation in Medicare or Medicaid, except to the extent that the same could not reasonably be expected to affect one or more Healthcare Facilities accounting in the aggregate for more than 5% of the Consolidated EBITDAR of GHLLC.

(e)         With respect to any Healthcare Facility, except as set forth on Schedule 3.1(e), no Healthcare Facility currently has outstanding any violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken each that remain outstanding against any Healthcare Facility, any Loan Party, any Subsidiary or against any officer, director, partner, member or stockholder of the Borrower, by any Governmental Authority, and there have been no violations threatened in writing against any Healthcare Facility’s, or any Loan Party’s or any Subsidiary’s certification for participation in applicable Third-Party Payor Programs that remain open or unanswered except to the extent same could not reasonably be expected to have a Material Adverse Effect and, with respect to any Healthcare Facility’s or any Loan Party’s certificate for participation in Medicare or Medicaid, except to the extent that the same could not reasonably be expected to affect one or more Healthcare Facilities accounting in the aggregate for more than 5% of the Consolidated EBITDAR of Ultimate Parent.

(f)         With respect to any Healthcare Facility, (i) there are no current, pending or outstanding Third-Party Payor Programs reimbursement audits, appeals or recoupment efforts actually pending at any Healthcare Facility and (ii) to the Loan Parties’ knowledge, there are no years that are subject to an open audit in respect of any Third-Party Payor Program, other than customary audit rights pursuant to an Insurer’s program, which, in the case of clauses (i) and (ii), could reasonably be expected to have a Material Adverse Effect and, with respect to any such open audit in respect of Medicare or Medicaid (other than customary audit rights pursuant to Medicare or Medicaid), could reasonably be expected to adversely affect one or more Healthcare Facilities accounting in the aggregate for more than 5% of the Consolidated EBITDAR of Ultimate Parent. No Loan Party nor any Subsidiary (i) has received federal funds authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be amended or (ii) is a participant in any federal or state program whereby any governmental agency may have the right to recover funds by reason of the advance of federal or state funds.

3.2Loan Documents and Lease Amendment Agreements.  (a)  The execution, delivery and performance by each Loan Party of the Loan Documents and Lease Amendment Agreements to which it is a party and the consummation of the other transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action, (ii) do not (A) contravene such Loan Party’s organizational or governing documents, (B) violate any applicable Requirement of Law in any material respect, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation (including the Material Master Leases) of any Loan Party or any of their Restricted Subsidiaries other than those that (x) have been permanently waived or consented to in writing by the applicable counterparty or (y) would not, in the aggregate, have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Lien permitted by Section 7.2) upon any property of any Loan Party or any of their Restricted Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (B) those listed on Schedule 3.2 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or, upon request, will be, prior to the Closing Date, made available or delivered to the Administrative Agent, and each of which on the Closing Date, will be in full force and effect, and (C) those which the failure to obtain would not result in a Material Adverse Effect. The Material Master Leases are valid, binding and enforceable according to their terms.

(b)         From and after its delivery to the Administrative Agent, each Loan Document that has been duly executed and delivered to the other parties thereto by each Loan Party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms except to the extent limited by general principles of equity and by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally.

3.3Financial Statements.  (a)    The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of Ultimate Parent and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)         The unaudited Consolidated balance sheets with respect to Ultimate Parent dated March 31, 2016, and the related Consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date, in each case, (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (y) fairly present in all material respects the financial condition of Ultimate Parent and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (x) and (y), to the absence of footnotes and to normal year-end audit adjustments.

(c)         The Consolidated pro forma balance sheet of Ultimate Parent and its Subsidiaries as at March 31, 2016, and the related Consolidated pro forma statements of income and cash flows of Ultimate Parent and its Subsidiaries for the twelve months then ended, certified by the chief financial officer or treasurer of Ultimate Parent, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated pro forma financial condition of Ultimate Parent and its Subsidiaries as at such date and the Consolidated pro forma results of operations of Ultimate Parent and its Subsidiaries for the period ended on such date, in each case giving effect to the Transactions, all in accordance with GAAP.

(d)         The annual business plan and the Consolidated forecasted projections of Ultimate Parent and its Subsidiaries were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

3.4Material Adverse Effect.  Since December 31, 2015, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

3.5Solvency.  Both before and after giving effect to (a) the disbursement of the proceeds of the Loans, (b) the consummation of the Transactions and (c) the payment and accrual of all transaction costs in connection with the foregoing and any contribution and indemnification between such Person, the Parent Companies, the Borrower and the Restricted Subsidiaries, on a Consolidated basis, are Solvent.

3.6Litigation.  Except as disclosed on Schedule 3.6, there are no pending (or, to the knowledge of any Loan Party, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting the Loan Parties or any Restricted Subsidiary with, by or before any Governmental Authority other than those that could not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

3.7Taxes.  Except as set forth on Schedule 3.7 for which reserves shall be established upon the reasonable request of the Administrative Agent, or for such matters as would not reasonably be expected individually or in the aggregate to cause a Material Adverse Effect, all federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Loan Party or any Restricted Subsidiary have been filed in its own name with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party or any Restricted Subsidiary in accordance with GAAP. Other than as set forth on Schedule 3.7, no material Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any written assertion of any claim for material Taxes has been given or made by any Governmental Authority. Except as set forth on Schedule 3.7, or for such matters as would not reasonably be expected individually or in the aggregate to cause a Material Adverse Effect, proper and accurate amounts have been withheld by each Loan Party or any Restricted Subsidiary from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

The Borrower is treated as a partnership for U.S. federal income tax purposes and for all applicable state income tax purposes and has not made any election to be treated as an association taxable as a corporation under the Code or under any corresponding provision of federal, state or local tax law.

To the extent required to be paid on or prior to the Closing Date, all Other Taxes required to be paid in connection with the granting of the security interest under the Loan Documents have been paid or will be paid on the Closing Date.

3.8Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Board.

3.9No Burdensome Obligations; No Defaults.  No Loan Party nor any Restricted Subsidiary is a party to any Contractual Obligation, no Loan Party nor any Restricted Subsidiary has organizational or governing documents containing obligations, and, to the knowledge of the Loan Parties, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect.  No Loan Party nor any Restricted Subsidiary (and, to the knowledge of each Loan Party, no other party thereto) is in default under or with respect to any Contractual Obligation of any Loan Party or any Restricted Subsidiary, other than those that would not, in the aggregate, have a Material Adverse Effect.

3.10Investment Company Act.  No Loan Party nor any Restricted Subsidiary is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

3.11Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Restricted Subsidiary, except, for those that would not, in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 3.11, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party or any Restricted Subsidiary and (c) no such representative has sought certification or recognition with respect to any employee of any Loan Party or any Restricted Subsidiary.

3.12ERISA.  (a)  Each Benefit Plan and Multiemployer Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or (to the knowledge of any Loan Party) investigation involving any Benefit Plan and, to the knowledge of any Loan Party, Multiemployer Plan, to which any Loan Party or any Restricted Subsidiary incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  Except for such liabilities that would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal, as of the Closing Date, from any Multiemployer Plan.

(b)         Schedule 3.12(b) sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies all Foreign Pension Plans.  Each Foreign Pension Plan, and each trust thereunder, intended to qualify for tax exempt status under any Requirements of Law so qualifies.  Except for those that would not, in the aggregate, have a Material Adverse Effect, each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan.   No Loan Party has engaged in a transaction which would subject any Loan Party, directly or indirectly, to a tax or civil penalty that could reasonably be expected to result in a Material Adverse Effect.  With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans will not result in liability of the Borrower that could reasonably be expected to result in a Material Adverse Effect.

3.13Environmental Matters.  Except for such matters as would not reasonably be expected individually or in the aggregate to cause a Material Adverse Effect, (i) the operations of each Loan Party and each Restricted Subsidiary are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (ii) no Loan Party nor any Restricted Subsidiary is subject to or has received written notice of any Environmental Claim, or to its knowledge been threatened with any potential Environmental Claim, excluding any Environmental Claim which has been fully resolved with no further obligations on the part of said Loan Party or Restricted Subsidiary, (iii) no Loan Party or Restricted Subsidiary has received notice from a Governmental Authority that a Lien in favor of such Governmental Authority has attached to any Property of any Loan Party or Restricted Subsidiary, securing, in whole or part, Environmental Liabilities, (iv) there has been no Release, or to the knowledge of any Loan Party, threatened Release, on, under or migrating to or from any real property currently, or to the knowledge of any Loan Party, formerly, owned, leased, subleased, operated, or otherwise occupied by any Loan Party or any Restricted Subsidiary that is likely to result in any Loan Party or Restricted Subsidiary incurring Environmental Liabilities, and (v) to the knowledge of any Loan Party, there are no facts, circumstances or conditions arising out of or relating to the operations of any Loan Party or any Restricted Subsidiary or real property currently or, to the knowledge of any Loan Party, formerly owned, leased, subleased, operated or otherwise occupied by or for any Loan Party or any Restricted Subsidiary that would be reasonably expected to result in any Loan Party or any Restricted Subsidiary incurring Environmental Liabilities.

3.14Intellectual Property.  To the knowledge of each Loan Party, except as could not reasonably be expected individually or in the aggregate to cause a Material Adverse Effect, (a) each Loan Party and each Restricted Subsidiary owns or licenses all Intellectual Property that is  necessary for the operations of its business, (b) the conduct and operations of the businesses of each Loan Party and each Restricted Subsidiary does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (c) no other Person has contested any right, title or interest of any Loan Party or any Restricted Subsidiary in or to any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein. Except for matters which are not reasonably expected to, in the aggregate, have a Material Adverse Effect, there are (x) no pending (or, to the knowledge of any Loan Party, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Loan Party or any Restricted Subsidiary, (y) no judgment or order rendered by any competent Governmental Authority, and (z) no settlement agreement or similar Contractual Obligation entered into by any Loan Party or any Restricted Subsidiary, in each case, with respect to Intellectual Property owned by any Loan Party or any Restricted Subsidiary and/or based on a claim of infringement, misappropriation, dilution, violation or impairment or contest of Intellectual Property owned by a third party, and no Loan Party knows of any valid bases for any such claim.

3.15Title; Real Property.  (a)  Set forth on Schedule 3.15 is, as of the Closing Date, (i) a complete and accurate list of all Healthcare Facilities and other material real property in which any Loan Party and any Restricted Subsidiary owns a leasehold, joint venture or other interest, and (ii) each Contractual Obligation made by a Loan Party or a Restricted Subsidiary, whether contingent or otherwise, to Dispose of such real property on or after the date hereof.

(b)         Each Loan Party and each Restricted Subsidiary has good and marketable, valid, and binding and enforceable leasehold interests in all leased real property that is purported to be leased by it as set forth on Schedule 3.15 and owns or leases all of its personal property (other than Intellectual Property) regardless of the location of such personal property, in each case, free and clear of all Liens other than Liens permitted under Section 7.2 (other than Section 7.2(c)) and such real property and personal property constitutes all property (other than Intellectual Property) necessary to conduct the business as currently conducted.

3.16Full Disclosure.  The information (other than projections and statements of a general economic or general industry nature) prepared or furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with any Loan Document or any other transaction contemplated therein (in each case, as modified or supplemented by other information so furnished), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading, when considered in their entirety; provided,  however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount.

3.17Patriot Act; OFAC. (a)  To the extent applicable, each Loan Party and its Subsidiaries are in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b)         No Loan Party or any of its Subsidiaries (or officer or director thereof) and, to the knowledge of the Loan Parties, no direct or indirect parent or joint venture thereof (or director or officer of such direct and indirect parent or joint venture), (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, is being or has been used, directly or, to the knowledge of the Loan Parties, indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender or the Administrative Agent) of Sanctions.  No part of the proceeds of the Loans made hereunder will be used by any Loan Party or its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.18No Default.  No Default or Event or Default has occurred and is continuing.

3.19Use of Proceeds.  The Borrower shall use the proceeds (i) to finance the Refinancing; (ii) to pay all related fees and expenses associated with the foregoing and (iii) for working capital and general corporate purposes.

3.20Insurance.  Schedule 3.20 sets forth, as of the Closing Date, a true, complete and correct description of all general liability, casualty, property and business interruption insurance maintained by each Loan Party for itself or for the Restricted Subsidiaries as of the Closing Date.  As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid.  As of the date hereof, the Loan Parties and the Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as is customary with companies in the same or similar businesses operating in the same or similar locations.

3.21Reportable Transactions.  Neither the Borrower nor any of its Restricted Subsidiaries expects to identify one or more of the Loans under this Agreement as a “reportable transaction” on IRS Form 8886 filed with the U.S. Tax Returns for purposes of Section 6011, 6111 or 6112 of the Code or the Treasury regulations promulgated thereunder.

3.22Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal and valid security interest (with the priority specified in the Intercreditor Agreement) in the Collateral as provided in the Guarantee and Collateral Agreement described therein (including any proceeds of any item of Collateral), subject to no Liens other than Liens permitted by Section 7.2.  In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.22(a) (which financing statements have been duly completed and delivered to the Collateral Agent), recordation of the security interest of the Collateral Agent on behalf of the Secured Parties has been made in the United States Patent and Trademark Office or the Copyright Office, and such other filings as are specified on Schedule 3.22(a) are made, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (solely to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 3.22(a), the recordation of the security interest of the Collateral Agent on behalf of the Secured Parties in the United States Patent and Trademark Office and the other filings specified on Schedule 3.22(a), and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except with respect Customary Permitted Liens).

(b)         Upon the execution and delivery of any Closing Date Mortgage and any Mortgage to be executed and delivered pursuant to Section 6.10(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal and valid Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except with respect to Liens permitted by Section 7.2).

SECTION 4.      CONDITIONS PRECEDENT

The obligation of each Lender to make the Loans on the Closing Date is subject to the satisfaction (or waiver) of (i) each of the conditions precedent set forth in the Initial Lenders Terms and (ii) each of the following conditions precedent, in each case on or prior to the Commitment Termination Date:

(a)         Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Parent Companies, the Borrower and each Lender whose name appears on the signature pages hereof.

(b)         Security Documents.  The Administrative Agent shall have received (i) the Guarantee and Collateral Agreement, executed and delivered by the parties thereto, (ii) the Intercreditor Agreement, executed and delivered by the parties thereto, (iii) the Closing Date Mortgages and (iv) the Master Lease Intercreditor Agreements, executed and delivered by the parties thereto, in form reasonably satisfactory to the Administrative Agent and on terms consistent with those provided in each Lease Amendment Agreement, as applicable.

(c)         ABL Loan Documents.  Prior to or substantially simultaneously with the making of Loans on the Closing Date, the Administrative Agent shall be reasonably satisfied with the terms and conditions of the ABL Credit Agreement (or an amendment thereto), executed by the parties thereto.

(d)         Consummation of the Refinancing; Extinguishment of Liens.  On or prior to the Closing Date and concurrently with the incurrence of the Loans, Indebtedness under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon and all commitments thereunder shall have been terminated and all liens securing the obligations under the Existing Credit Agreement shall have been terminated (or arrangements reasonably satisfactory to the Administrative Agent for such termination shall have been made). The Parent Companies, the Borrower and their Restricted Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than the Indebtedness under the Loan Documents and the other Indebtedness permitted by Section 7.1.

(e)         Solvency Certificate.  The Administrative Agent shall have received a solvency certificate signed by a Responsible Officer of Ultimate Parent, substantially in the form of Exhibit G hereto.

(f)         Lien Searches.  The Collateral Agent shall have received the results of recent lien searches on certain Loan Parties as agreed between the Collateral Agent and the Loan Parties, and such search shall reveal no Liens on any of the assets of such Loan Parties, except for Liens permitted by Section 7.2 or Liens to be discharged on or prior to the Closing Date.

(g)         Closing Certificate.  The Administrative Agent shall have received a certificate of each of the Parent Companies, the Borrower and each Subsidiary Guarantor dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments.

(h)         Insurance Certificates.  The Borrower shall have used commercially reasonable efforts to deliver to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent from the Borrower’s insurance broker demonstrating that the insurance required to be maintained by Section 6.5 are in full force and effect, together with endorsements naming the Collateral Agent, on behalf of the Secured Parties, as additional insured or loss payee thereunder to the extent required by such Section 6.5.

(i)         Financial Statements.  The Administrative Agent shall have received (i) the Audited Financial Statements and (ii) unaudited Consolidated balance sheets and related statements of income, changes in equity and cash flows of Ultimate Parent for each subsequent fiscal quarter after December 31, 2015 ended at least 45 days before the Closing Date.

(j)         Pro Forma Financial Statements.  The Administrative Agent shall have received a pro forma Consolidated balance sheet and related pro forma Consolidated statement of income of the Parent Companies, the Borrower and their respective Restricted Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(k)         Legal Opinions.  The Administrative Agent shall have received an executed legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, covering such customary matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and in form and substance reasonably satisfactory to the Administrative Agent.

(l)         Pledged Stock; Stock Powers; Pledged Notes.  The Collateral Agent shall have received (i) the certificates representing the shares, if any, of Capital Stock of each Parent Company (other than Ultimate Parent) and the Borrower and (to the extent required by the terms of the Guarantee and Collateral Agreement) each of the Borrower’s Subsidiaries pledged to the Collateral Agent pursuant to

(and, in the case of the Capital Stock of any Foreign Subsidiary, subject to the limitations of) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)         Filings, Registrations and Recordings.  Each document (including, without limitation, any UCC financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties, a Lien (with the priority specified in the Intercreditor Agreements) on the Collateral described therein (subject to Liens permitted by Section 7.2), shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(n)         Master Lease Amendments.  The Administrative Agent shall have received copies of the Lease Amendment Agreements, in each case executed by the parties thereto, in form and substance reasonably acceptable to the Lenders.

(o)         Fees.  All fees and reasonable out-of-pocket expenses, to the extent due and payable and invoiced at least 1 Business Day prior to the Closing Date, shall have been paid.

(p)         Representations and Warranties.  On the Closing Date, each of the representations and warranties set forth in Section 3 shall be true and correct in all respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(q)         Borrowing Notice.  The Administrative Agent shall have received an irrevocable notice of borrowing in accordance with Section 2.3 and substantially in the form of Exhibit A-1 hereto.

(r)         Attestation Certificate.  The Administrative Agent shall have received a certificate attesting to the compliance with clauses (c), (d), (p), (t) and (u) of this Section on the Closing Date and attesting to the authenticity of the documents delivered under clauses (c) and (n) from a Responsible Officer of Ultimate Parent.

(s)         USA Patriot Act.  The Administrative Agent shall have received, at least 3 Business Days prior to the Closing Date, from each of the Loan Parties documentation and other information reasonably requested in writing by the Administrative Agent in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested by the Administrative Agent at least 7 Business Days prior to the Closing Date.

(t)         Material Adverse Effect.    Since December 31, 2015, no event, circumstance, development or other change in facts shall have occurred that has had or would have, in the aggregate, a Material Adverse Effect.

(u)         Insolvency.  As of the Closing Date, none of Ultimate Parent nor any of its Subsidiaries shall have filed or otherwise become subject to a case under the Bankruptcy Code.

SECTION 5.      REPORTING COVENANTS

Each of Ultimate Parent and the Borrower (on behalf of itself and each of the Subsidiaries) hereby agrees that, beginning on the Closing Date and so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then asserted or due), the Parent Companies and the Borrower shall and (to the extent relevant) shall cause each of the Restricted Subsidiaries to:

5.1Financial Statements.  Deliver to the Administrative Agent each of the following:

(a)         Quarterly Reports.  As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Consolidated unaudited balance sheet of Ultimate Parent and its Subsidiaries in each case, as of the close of such fiscal quarter and related Consolidated statements of income and cash flow for such fiscal quarter and that portion of the fiscal year ending as of the close of such fiscal quarter, setting forth in comparative form the figures for the corresponding period in the prior fiscal year and the figures contained in the latest projections, in each case certified by a Responsible Officer of Ultimate Parent in each case, as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Ultimate Parent and its Subsidiaries as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).  The financial statements delivered under this clause (a) shall include an unaudited schedule reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries (if any).

(b)         Annual Reports.  As soon as available, and in any event within 120 days after the end of each fiscal year, the Consolidated balance sheet of Ultimate Parent and its Subsidiaries in each case, of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such fiscal year, each prepared in accordance with GAAP, together with a certification by Ultimate Parent’s nationally-recognized independent registered public accountants that such Consolidated financial statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Ultimate Parent and its Subsidiaries as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification.  The financial statements delivered under this clause (b) shall include an unaudited schedule reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries (if any).

(c)         Compliance Certificate.  Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a Compliance Certificate substantially in the form attached hereto as Exhibit C, duly executed by a Responsible Officer of Ultimate Parent in each case, that, among other things, (i) shows in reasonable detail the calculations used in determining each financial covenant, (ii) demonstrates compliance with each Financial Condition Covenant that is tested at least on a quarterly basis and (iii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.

(d)         Projections.  As soon as available, but in any event not later than 30 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2016), a reasonably detailed Consolidated budget for the following fiscal year in a form reasonably acceptable to the Administrative Agent including a projected Consolidated balance sheet of the Parent Companies, the Borrower and the Restricted Subsidiaries as of the end of the following fiscal year and the related Consolidated statements of projected cash flows and projected income.

(e)         Management Discussion and Analysis.  Together with each delivery of any Compliance Certificate pursuant to clause (c) above, a discussion and analysis of the financial condition and results of operations of the Loan Parties for the portion of the fiscal year then elapsed and discussing the reasons for any significant variations from the projections for such period and the figures for the corresponding period in the previous fiscal year.

(f)         Audit Reports, Management Letters, Etc.  Together with each delivery of any financial statement for any fiscal year pursuant to clause (b) above, copies of each management letter, audit report or similar letter or report received by Ultimate Parent in each case, from any independent registered certified public accountant (including Ultimate Parents’ accountants) in connection with such financial statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of Ultimate Parent in each case, as part of the Compliance Certificate delivered in connection with such financial statements.

(g)         Insurance.  Together with each delivery of any financial statement for any fiscal year pursuant to clause (b) above, each in form and substance satisfactory to the Administrative Agent and certified as complete and correct by a Responsible Officer of Ultimate Parent in each case, as part of the Compliance Certificate delivered in connection with such financial statements, a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and any Restricted Subsidiary and including a representation that all improvements on any parcel of real property that are within a special flood hazard area as defined under the U.S. Flood Disaster Protection Act of 1973, as amended or as a wetlands area by any governmental entity having jurisdiction over any real property, are covered by flood insurance, together with such other related documents and information as the Administrative Agent may require.

Information required to be delivered pursuant to Sections 5.1(a), 5.1(b) and 5.1(e) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov; provided that, for the avoidance of doubt, Ultimate Parent shall be required to provide copies of the compliance certificates required by clause (c) of this Section 5.1 to the Administrative Agent.

5.2Other Events.  Give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly but in any event within 5 days after any Responsible Officer of any Loan Party knows or has reason to know of it: (a)(i) any Default under this Agreement or any Material Master Lease and (ii) any event that would have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event reasonably expected to result in a mandatory payment of the Obligations pursuant to the ABL Credit Agreement, including without limitation any Recovery Event over $1,500,000, which notice shall state the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) any potential, threatened or existing material litigation or material proceeding against, or material investigation by or before any Governmental Authority of (or any agent, contractor, employee, designee of any Governmental Authority, including any private contractors retained by and/or acting on behalf of any Governmental Authority), any Loan Party, any Restricted Subsidiary or any Healthcare Facility, that could reasonably be expected to have a Material Adverse Effect, or to materially and adversely affect the right to operate any Healthcare Facility, (d) to the extent not already disclosed, the entering into any Material Master Lease, and (e) the closing of, or loss or non-renewal (or written threat of loss) of Primary License related to, any Healthcare Facility, or withdrawal from Medicare, Medicaid or TRICARE or any of the next five largest Third-Party Payor Programs based on the reimbursements from such Third-Party Payor Programs to Ultimate Parent and its Subsidiaries on a Consolidated basis.

5.3ERISA Matters.  Give the Administrative Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice, provided, that when such a notice is filed by an ERISA Affiliate that is not a Loan Party, such notice must only be given to the Administrative Agent where such termination would reasonably be expected to have a material impact on a Loan Party, and (b) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

5.4Environmental Matters.  (a)  Provide the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly but in any event no later than 14 days after any Responsible Officer of any Loan Party knows of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Loan Party of any written notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law or any Environmental Claim, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in a Material Adverse Effect, and (ii) the receipt by any Loan Party of notification that any property of any Loan Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities.

(b)         Upon request of the Administrative Agent, provide the Administrative Agent a report containing an update as to the status of any matter as to which notice has been provided to the Administrative Agent pursuant to Section 5.4(a).

5.5Other Information.  Provide the Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Loan Party as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request, including, without limitation, if requested by the Administration Agent, copies of field audits and appraisals that are delivered to the administrative agent under the ABL Facility.

SECTION 6.      AFFIRMATIVE COVENANTS

Each of the Parent Companies and the Borrower (on behalf of itself and each of its Restricted Subsidiaries) hereby agrees that, beginning on the Closing Date and so long as the Commitments remain in effect or any Loan or other amounts owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then asserted or due), the Parent Companies and the Borrower shall and (to the extent relevant) shall cause each of their Restricted Subsidiaries to (i) perform the covenants set forth in the Initial Lenders Terms and (ii):

6.1Maintenance of Corporate Existence.  (i) Preserve and maintain its legal existence, including doing all the things necessary to observe organizational formalities (except to the extent expressly permitted by Section 7.5); (ii) preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except, in the case of clause (ii), the failure to do so would not, in the aggregate, have a Material Adverse Effect.

6.2Compliance with Laws, Etc.  (a)  Comply in all material respects with and cause each of its employees, and use commercially reasonable efforts to cause each of its, contractors and its tenants or operators under any Lease to comply in all material respects with all applicable Requirements of Law including Healthcare Laws, Permits and the Primary Licenses.  Each Loan Party and Restricted Subsidiary shall maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws.  No Loan Party or Restricted Subsidiary shall transfer any Permit to any location other than in compliance with Healthcare Laws or pledge any Permit as collateral security for any Indebtedness (except as permitted under the Loan Documents), and each Loan Party and Restricted Subsidiary shall hold each Permit free from restrictions or known conflicts, which, in each case, would materially impair the use or operation of the related Facility for the uses described in Section 3.1(b).  The Borrower shall not (i) subject to Section 6.4, rescind, withdraw or revoke the Permit for any Healthcare Facility or amend, modify, supplement or otherwise alter the nature, tenor or scope of the Permit for any Healthcare Facility to the extent that such change, revocation or alteration in the Permit would have a Material Adverse Effect; or (ii) voluntarily transfer or encourage the transfer of any resident of a Healthcare Facility to any other facility, unless such transfer is permitted or required by Requirements of Law or Healthcare Laws, is for reasons relating to the welfare, health or safety of the resident to be transferred or other individuals or residents at the facility or is due to good faith concerns that the resident will not be able to pay his or her bills owed to the Healthcare Facility.

(b)         If required under applicable Requirements of Law, maintain in full force and effect all Permits and Primary Licenses for the Healthcare Facilities, and a provider agreement or participation agreement for each Third-Party Payor Program, except to the extent that any such failure to maintain such Permits, Primary Licenses, provider agreements or participation agreements could not be reasonably likely to result in a Material Adverse Effect. True and complete copies of the Permits, including any certificates of occupancy, the Primary Licenses, and provider agreement or participation agreement shall be delivered to the Administrative Agent promptly upon its reasonable request to the extent such copies are available.

(c)         To the extent applicable, and except as could not be reasonably expected to have a Material Adverse Effect, operate each Healthcare Facility in substantial compliance with all requirements for participation in all Third-Party Payor Programs; provided,  however, that, each Loan Party and Restricted Subsidiary may withdraw from Third-Party Payor Programs (other than from Medicare, Medicaid or TRICARE) in the ordinary course of business.

(d)         Other than in the normal course of business, and except as could not be reasonably expected to have a Material Adverse Effect, with respect to each Healthcare Facility, not change the terms of any Third-Party Payor Program now or hereinafter in effect or their normal billing payment or reimbursement policies and procedures with respect thereto (including the amount and timing of finance charges, fees and write-offs). All cost reports and financial reports submitted by the Borrower to any third party payor shall be materially accurate and complete and shall not be misleading in any material respects and all patient or resident records, including patient or resident trust fund accounts, shall remain true and correct in all material respects.

(e)         Comply with all obligations under the contracts and leases with residents of each Healthcare Facility, and no Loan Party or Restricted Subsidiary shall commit or permit any default by a Loan Party or a Restricted Subsidiary thereunder except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(f)         Make all payments and otherwise perform all obligations in respect of all Material Master Leases to which Ultimate Parent or any of its Restricted Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated other than in accordance with their terms or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

6.3Payment of Obligations.  Pay or discharge before they become delinquent (a) all material claims, Taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Loan Party, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party or Restricted Subsidiary in accordance with GAAP or with respect to which failure to do so would not have a Material Adverse Effect.

6.4Maintenance of Property.  Maintain and preserve, in its own name, (a) in good working order and condition all of its property necessary in the conduct of its business, and (b) all rights, permits, licenses, approvals and privileges (including all Permits and Primary Licenses) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Governmental Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) or to make such necessary or appropriate filings above that would not, in the aggregate, have a Material Adverse Effect.

6.5Maintenance of Insurance.  (a)  Maintain or cause to be maintained in full force and effect all policies of insurance of the kinds customarily insured against by Persons engaged in the same or similar business (including self insurance) with respect to the property and businesses of the Loan Parties and the Restricted Subsidiaries with financially sound and reputable insurance companies or associations of similar nature.

(b)         With respect to the Insurance Captives, the Borrower shall (i) upon request, provide to the Administrative Agent any and all actuarial reports, opinions and studies performed by actuaries or insurance advisors related to its business, including information related to the professional and general liability claims and other claims covered by the Insurance Captives and (ii) cause the Insurance Captives to at all times be in good standing under the statutes of the jurisdiction of its organization and in compliance with all applicable Requirements of Law, including establishing and maintaining assets of the Insurance Captives in an amount necessary to comply with the self-insurance retention program requirements in accordance with applicable Requirements of Law.

6.6Keeping of Books.  Keep proper books of record and account, in which full, true and correct entries in all material respects shall be made in accordance with GAAP and in substantial compliance in all material respects with all other applicable Requirements of Law of all financial transactions and the assets and business of each Loan Party and each Restricted Subsidiary.

6.7Access to Books and Property.  Permit the Administrative Agent (and, after an Event of Default, the Lenders and any Related Person of any of them accompanying the Administrative Agent) at any reasonable time during normal business hours and with reasonable advance notice to the Borrower (during the continuance of an Event of Default, 1 Business Day shall be deemed to be reasonable advance notice) to (a) visit and inspect the property of each Loan Party and each Restricted Subsidiary and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Loan Party and each Restricted Subsidiary, (b) discuss the affairs, finances and accounts of such Loan Party or such Restricted Subsidiary with any officer or director of any Loan Party or any Restricted Subsidiary and (c) communicate with an officer of any Loan Party or any Restricted Subsidiary and upon receipt of prior approval, directly with any registered certified public accountants (including Ultimate Parent’s accountants) of any Loan Party or any Restricted Subsidiary; provided, that, excluding any such visits and inspections during the continuation of an Event of Default the Administrative Agent and the Lenders shall not exercise such rights more than one time (in the aggregate) in any calendar year. Each Loan Party and each Restricted Subsidiary shall authorize their respective registered certified public accountants (including Ultimate Parent’s accountants) to communicate directly with the Administrative Agent, the Lenders, their respective Related Persons and such officer contemporaneously, and to disclose to the Administrative Agent, the Lenders and their respective Related Persons all financial statements and other documents and information as they might have and are available to a Loan Party or a Restricted Subsidiary and the Administrative Agent or any Lender reasonably requests with respect to any Loan Party or any Restricted Subsidiary.  The Administrative Agent and the Lenders shall give the Parent Companies and the Borrower the opportunity to participate in any discussions with Ultimate Parent’s independent public accountants.

6.8Environmental.  Comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, if the Administrative Agent at any time has a reasonable basis to believe that there exist material violations of Environmental Laws by any Loan Party or that there exist any material Environmental Liabilities, in each case, then each Loan Party shall promptly upon receipt of request from the Administrative Agent, cause the performance of environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request. In the event (a) the Loan Party does not commence such work within thirty (30) days of such request and diligently pursue such work or (b) there is an Event of Default, the Administrative Agent, upon written notice to such Loan Party, shall have access to such real property to undertake the work, provided, that the Administrative Agent shall only be allowed to do so under the following conditions: (i) that it provide written notice at least five (5) business days in advance prior to the intended entrance onto the real property; (ii) that the work be conducted during normal business hours; (iii) that the Administrative Agent indemnify and hold harmless said Loan Party for any damages or losses resulting from the performance of the work by the Administrative Agent or its representatives; (iv) that the Administrative Agent ensure that the real property is restored to its pre-work condition, including, without limitation, restoring any surfaces that were disturbed during the performance of the work and properly closing any wells or boreholes installed during the performance of the work; and (v) abiding by all other health and safety requirements of the Loan Party that would typically be imposed on a visitor to the real property.  Such audits, assessments and reports, to the extent not conducted by the Administrative Agent, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

6.9Post Closing Obligations.  Cause to be performed and completed, to the Administrative Agent’s reasonable satisfaction, all of the obligations set forth on Schedule 6.9 hereto within the time periods set forth on Schedule 6.9 or such longer period as the Administrative Agent shall permit in its reasonable discretion.

6.10Additional Collateral, etc.  (a)  Subject to the Intercreditor Agreement (if applicable), with respect to any personal property or registered Intellectual Property (other than assets expressly excluded from the Collateral pursuant to the Security Documents) located in the United States acquired or created after the Closing Date by any Loan Party that is required by the terms of this Agreement and the other Loan Documents to become Collateral (other than any property subject to a Lien expressly permitted by Section 7.2(c) and any Skilled RE Priority Collateral) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, except as otherwise provided in the Security Documents promptly, but in any case within 45 days (which period may be extended by the Administrative Agent in its reasonable discretion), (i) give notice of such property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property (with the priority specified in the Intercreditor Agreement) and (ii) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by the Intercreditor Agreement) in such property (with respect to property of a type owned by a Loan Party as of the Closing Date to the extent the Collateral Agent for the benefit of the Secured Parties, has a perfected security interest in such property as of the Closing Date), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.

(b)         Subject to the Intercreditor Agreement (if applicable), with respect to any fee owned real property located in the United States having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.2(c), (i), (o), (p) or (x); provided, however, that with respect to Liens permitted by Section 7.2(c) or (i), this exception shall apply to the extent such Liens expressly restrict the granting of a Mortgage) (i) within 45 days of such acquisition, give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent promptly thereafter execute and deliver a Mortgage (subject to Liens permitted by Section 7.2) in favor of the Collateral Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Collateral Agent reasonably determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Collateral Agent (A) provide the Lenders with a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Collateral Agent, and (B) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c)         Except as otherwise permitted in the Security Documents, with respect to any (x) new Domestic Subsidiary that is created or acquired after the Closing Date by any Loan Party that is a Material Restricted Subsidiary or (y) any Unrestricted Subsidiary designated as a Restricted Subsidiary after the Closing Date, promptly, but in any case within 45 days of such creation, acquisition or designation (which period may be extended by the Administrative Agent in its reasonable discretion), (i) give notice of such acquisition, creation or designation to the Collateral Agent, (ii) if such Subsidiary is a Material Restricted Subsidiary, (A) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents or other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority specified in the Intercreditor Agreement) in the Capital Stock of such new Material Restricted Subsidiary that is owned by such Loan Party and (B) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Material Restricted Subsidiary is a Wholly-Owned Domestic Subsidiary, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority specified in the Intercreditor Agreement) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent; provided that, notwithstanding anything to the contrary in this Section 6.10(c), the provisions of this Section 6.10(c) shall not apply to any Material Restricted Subsidiary that is a HUD Sub-Facility Entity or a HUD RE Entity.

(d)         With respect to any new Foreign Subsidiary directly owned by a Parent Company, the Borrower or a Domestic Subsidiary that is created or acquired after the Closing Date by any Loan Party, promptly, but in any case within 45 days of such acquisition (which period may be extended by the Administrative Agent in its sole discretion), (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority specified in the Intercreditor Agreement) in the Capital Stock of such new Subsidiary that is owned by such Loan Party (provided that (x) in no event shall more than 65% of the total outstanding voting Capital Stock of any Foreign Subsidiary be required to be so pledged and (y) 100% of non-voting stock of any Foreign Subsidiary, if any, shall be required to be so pledged) and (ii) to the extent permitted by applicable law, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary in the reasonable opinion of the Collateral Agent, to perfect or ensure appropriate priority of the Lien of the Collateral Agent thereon.

(e)         Notwithstanding anything to the contrary in any Loan Document, this Section shall not apply with respect to any collateral (i) to the extent the Administrative Agent has reasonably determined that the value of such collateral to which this Section would otherwise apply is insufficient to justify the difficulty, time and/or expense of obtaining a perfected Lien therefrom and (ii) if so provided in any Security Document.

6.11Further Assurances.  Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority specified in the Intercreditor Agreement (to the extent such security interest can be perfected through the filing of UCC-1 financing statements, the Intellectual Property filings to be made pursuant to Schedule 4 of the Guarantee and Collateral Agreement, the execution of control agreements, or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement), subject to the rights of the Loan Parties under the Loan Documents to Dispose of the Collateral.  From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the UCC (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby.

6.12Use of Proceeds.  The proceeds of the Loans shall be used to effect the Transactions and for general corporate (including working capital) purposes of the Parent Companies and their Subsidiaries not prohibited by this Agreement.

6.13Material Master Leases.  With respect to any Material Master Lease (other than the Master Leases), cause the parties to such Material Master Lease to execute an intercreditor or similar agreement satisfactory to the Administrative Agent, on terms substantially similar to those set forth in the Master Lease Intercreditor Agreements or on terms no less favorable to the Lenders than those set forth in the Master Lease Intercreditor Agreements, as reasonably determined by the Administrative Agent.

6.14Local Counsel Opinions.  Use commercially reasonable efforts to, upon fifteen (15) Business Days prior written notice by the Administrative Agent, deliver to the Administrative Agent local counsel opinions in Connecticut, Maryland, New Jersey, North Carolina, Pennsylvania, Virginia and West Virginia, covering such customary matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and in form and substance reasonably satisfactory to the Administrative Agent; provided that the Loan Parties shall no longer be required to deliver such opinions if such written notice is not delivered to the Loan Parties on or before September 30, 2016.

6.15Taxes.  For as long as the Obligations remain outstanding, the Borrower will be treated as a partnership for U.S. federal income tax purposes and for all applicable state income tax purposes and shall not make any election to be treated as an association taxable as a corporation under the Code or under any corresponding provision of federal, state or local tax law.

SECTION 7.      NEGATIVE COVENANTS

Each of the Parent Companies and the Borrower (on behalf of itself and each of its Restricted Subsidiaries) hereby agree that, beginning on the Closing Date and so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Agents hereunder (other than contingent or indemnification obligations not then asserted or due), the Parent Companies and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to:

7.1Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)         Indebtedness existing on the date hereof and set forth in Schedule 7.1, and any Permitted Refinancing thereof;

(b)         Indebtedness created hereunder and under the other Loan Documents;

(c)         intercompany Indebtedness of Ultimate Parent and the Restricted Subsidiaries to the extent permitted by Section 7.4(c); provided that (i) each item of intercompany Indebtedness consisting of intercompany loans and advances made by a Restricted Subsidiary that is not a Subsidiary Guarantor to a Parent Company, a Subsidiary Guarantor or the Borrower which exceeds $5,000, individually, or $1,000,000, in the aggregate, shall be evidenced by a promissory note (which shall be substantially in the form of Exhibit M hereto) with customary subordination provisions, (ii) each item of intercompany Indebtedness consisting of intercompany loans and advances made by a Subsidiary that is a Borrower, to the extent required to be pledged under the Security Agreement, shall be evidenced by a promissory note, and (iii) each such promissory note under clause (ii) hereof shall be pledged to the Collateral Agent pursuant to the Security Agreement to the extent required thereby;

(d)         Indebtedness of Ultimate Parent or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals, replacements, modifications, refundings and refinancing of any such Indebtedness that do not increase the outstanding principal amount thereof (other than to the extent of any premiums, interest or costs and expenses incurred in connection therewith) (“Purchase Money Indebtedness”); provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 7.1(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 7.1(e), shall not exceed $35,000,000 at any time outstanding;

(e)         Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.1(d), not in excess of $35,000,000 at any time outstanding and Permitted Refinancings thereof;

(f)         Indebtedness in respect of bid, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance or surety, appeal or similar bonds issued for the account of and completion guarantees and other similar obligations provided by Ultimate Parent or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(g)         Indebtedness assumed in connection with a Permitted Acquisition and any Permitted Refinancing thereof; provided that (i) such Indebtedness is not incurred in contemplation of, or in connection with, such Permitted Acquisition, (ii) both immediately prior and after giving effect thereto, no Event of Default shall exist or result therefrom, (iii) the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters ending prior to such incurrence for which the financial statements and certificates required by Section 5.1(a) or 5.1(b), as the case may be, and 5.1(c) have been delivered as if such incurrence had occurred as of the first day of such period shall be 0.25:1.00 less than the Consolidated Total Leverage Ratio required pursuant to Section 7.14 and (iv) Ultimate Parent shall have delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (ii) and (iii) above setting forth reasonably detailed calculations demonstrating compliance with subclauses (ii) and (iii) above;

(h)         unsecured Indebtedness of Ultimate Parent or any of the Restricted Subsidiaries, so long as at the time of the incurrence thereof and after giving effect thereto, the Consolidated Total Leverage Ratio does not exceed 0.50:1.00 less than the applicable maximum Consolidated Total Leverage Ratio set forth in Section 7.14, calculated on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters ending prior to such incurrence for which the financial statements and certificates required by Section 5.1(a) or 5.1(b), as the case may be, and 5.1(c) have been delivered, and Permitted Refinancings thereof; provided, that such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the Maturity Date at the time such Indebtedness is incurred;

(i)         Guarantee Obligations by Ultimate Parent or the Restricted Subsidiaries of Indebtedness of Ultimate Parent and the Restricted Subsidiaries so long as Ultimate Parent or the Restricted Subsidiaries incurring such Indebtedness are permitted to incur such Indebtedness represented by such Guarantee Obligation hereunder;

(j)         Indebtedness of Ultimate Parent and its Subsidiaries in respect of the ABL Loan Documents (including the HUD Sub-Facility Credit Agreement) in an aggregate principal amount not exceeding $600,000,000 at any time outstanding (and any Permitted Refinancing thereof permitted by the Intercreditor Agreement);

(k)         other Indebtedness of Ultimate Parent or the Restricted Subsidiaries in an aggregate principal amount not exceeding $55,000,000 at any time outstanding;

(l)         Indebtedness arising from agreements of Ultimate Parent or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with Permitted Acquisitions or other Investments and the disposition of any business, assets or Capital Stock permitted hereunder;

(m)         Indebtedness consisting of (A) trade obligations or (B) accrued current liabilities for services rendered to Ultimate Parent or any Restricted Subsidiary, in each case, arising in the ordinary course of business;

(n)         Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(o)         Indebtedness representing deferred compensation to employees of the Parent Companies, the Borrower or any of their Subsidiaries incurred in the ordinary course of business consistent with past practice;

(p)         Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(q)         Indebtedness incurred in the ordinary course of business in respect of obligations of Ultimate Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(r)         Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business consistent with past practice;

(s)         Indebtedness incurred by Ultimate Parent or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(t)         Indebtedness of Ultimate Parent and the Restricted Subsidiaries under any Hedge Agreement permitted under Section 7.4(f);

(u)         Indebtedness of any Loan Parties owed to former or current management, directors, officers or employees (or their transferees, estates or beneficiaries under their estates) of the Parent Companies, the Borrower or any of the Restricted Subsidiaries in lieu of any cash payment permitted to be made under Section 7.6(a)(iii); provided that all such Indebtedness shall be unsecured;

(v)         Guarantees in respect of Indebtedness of directors, officers and employees of the Parent Companies, the Borrower or the Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes, if the aggregate amount of Indebtedness so guaranteed, when added to the aggregate amount of loans and advances then outstanding under Section 7.4(e), shall not at any time exceed $7,000,000;

(w)         Indebtedness in respect of Real Property Financing Obligations, including but not limited to, Indebtedness of Ultimate Parent and its Subsidiaries in respect of the Skilled RE Loan Documents in an aggregate principal amount not exceeding $176,746,800 at any time outstanding (and any Permitted Refinancing thereof) and the Revera Loan Documents in an aggregate principal amount not exceeding $171,090,000 at any time outstanding (and any Permitted Refinancing thereof);

(x)         Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount not exceeding $10,000,000 at any time outstanding, so long as such Indebtedness is non-recourse to the Loan Parties;

(y)         Indebtedness the net proceeds of which are used to fund the purchase of Healthcare Facilities in connection with the Welltower Asset Buyback, so long as (i) at the time of the incurrence thereof and after giving effect thereto, Ultimate Parent would be in compliance with the Financial Condition Covenants, (ii) the Fixed Charge Coverage Ratio at the time of incurrence thereof and after giving effect thereto shall not be less than the Fixed Charge Coverage Ratio immediately prior to such incurrence and after giving effect thereto, in each case, calculated on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters ending prior to such incurrence for which the financial statements and certificates required by Section 5.1(a) or 5.1(b), as the case may be, and 5.1(c) have been delivered and (iii) such Indebtedness has a final maturity date equal to or later than 90 days after the Maturity Date;

(z)         unsecured Indebtedness in an aggregate principal amount not exceeding $125,000,000 at any time outstanding; provided that (i) both immediately prior and after giving effect thereto, no Event of Default shall exist or result therefrom and (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment in cash (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the Maturity Date at the time such Indebtedness is incurred; and

(aa)      Indebtedness of Ultimate Parent and its Subsidiaries in respect of the HUD RE Entities’ obligations under the HUD RE Loan Agreements (and any Permitted Refinancing thereof).

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of Ultimate Parent in each case, dated such date prepared in accordance with GAAP.

7.2Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Capital Stock or other securities of any person, including Ultimate Parent or any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)         Liens on property or assets of Ultimate Parent and the Restricted Subsidiaries existing on the date hereof and set forth in Schedule 7.2;  provided that such Liens shall secure only those obligations which they secure on the date hereof other than newly created improvements thereon or proceeds from the disposition of such property and extensions, renewals and replacements thereof permitted hereunder;

(b)         any Lien created under the (i) Loan Documents, (ii) the HUD Sub-Facility Credit Agreement (or any Permitted Refinancing thereof) and (iii) ABL Loan Documents (or any Permitted Refinancing thereof); provided that such Liens are subject to the terms of the Intercreditor Agreement;

(c)         any Lien existing on any property or asset prior to the acquisition thereof by Ultimate Parent or any Restricted Subsidiary or existing on any property or assets of any person that becomes a Restricted Subsidiary after the date hereof, in each case, prior to the time such person becomes a Restricted Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Restricted Subsidiary, (ii) such Lien does not apply to any other property or assets of Ultimate Parent or any Restricted Subsidiary other than newly created improvements thereon or proceeds from the disposition of such property and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacement of any such Liens securing Indebtedness permitted under Section 7.1(g) hereof;

(d)         Liens for Taxes not yet due or which are being contested in compliance with Section 6.3;

(e)         Liens in respect of property of Ultimate Parent or the Restricted Subsidiaries imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or payable or which are being contested in compliance with Section 6.3;

(f)         pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)         deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)         zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Ultimate Parent or any of the Restricted Subsidiaries;

(i)         purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by Ultimate Parent or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.1(d), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction) and (iii) such security interests do not apply to any other Property or assets of Ultimate Parent or any Restricted Subsidiary;

(j)         Liens securing judgments that have not resulted in an Event of Default under clause (i) of Section 8;

(k)         licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of Ultimate Parent or any Restricted Subsidiary or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(l)         any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(m)         Liens arising from filing UCC financing statements relating solely to Leases not prohibited by this Agreement;

(n)         Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Ultimate Parent and the Restricted Subsidiaries;

(o)         Liens on the property subject to any Sale and Lease-Back Transactions, securing obligations thereunder in an aggregate principal amount outstanding at any time not to exceed $7,000,000;

(p)         Liens incurred in connection with (i) Capital Lease Obligations securing obligations permitted to be incurred pursuant to Section 7.1(e) and (ii) Real Property Financing Obligations permitted to be incurred pursuant to Section 7.1(w), including (x) any Lien created under the Skilled RE Loan Documents (including junior Liens in the ABL Priority Collateral subject to the Intercreditor Agreement) and any Permitted Refinancing thereof and (y) any Lien created under the Revera Loan Documents and any Permitted Refinancing thereof;

(q)         pledges and deposits in the ordinary course of business and consistent with past practices securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Ultimate Parent or any of the Restricted Subsidiaries;

(r)         Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry; provided that, to the extent that such collection bank, banking or other financial institution has executed and delivered a control agreement, such Lien will be subordinated or waived to the extent set forth in such control agreement;

(s)         Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.4 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(t)         Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Ultimate Parent or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Ultimate Parent and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Ultimate Parent or any of the Restricted Subsidiaries, in each case, in the ordinary course of business; provided that, to the extent that such collection bank, banking or other financial institution has executed and delivered a control agreement, such Lien will be subordinated or waived to the extent set forth in such control agreement;

(u)         (i) Liens solely on any cash earnest money deposits made by Ultimate Parent or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder and (ii) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods and similar arrangements;

(v)         Liens in favor of a Loan Party on assets of a Subsidiary that is not required to be a Subsidiary Guarantor;

(w)         in the case of any joint venture, any put and call arrangements related to its Capital Stock set forth in its organizational documents or any related joint venture or similar agreement;

(x)         Liens incurred in connection with Indebtedness permitted to be incurred pursuant to Section 7.1(y);

(y)         other Liens with respect to property or assets of Ultimate Parent or any Restricted Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $10,000,000;

(z)         Liens granted in connection with the pledge or transfer of the Capital Stock of a joint venture permitted hereunder;

(aa)       Liens granted to secure obligations under and in accordance with (i) the Material Master Leases; provided that such Liens are subject to the terms of the Material Master Lease Intercreditor Agreements and (ii) other facility lease agreements (other than Material Master Leases) in the ordinary course of business; and

(bb)       Liens on any Indebtedness permitted under Section 7.1(aa).

7.3Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person (other than Ultimate Parent or any Restricted Subsidiary) whereby it shall Dispose of any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”) unless (a) the Disposition of such property is permitted by Section 7.5, (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 7.1 and 7.2, as the case may be and either (1) consist of Real Property Financing Obligations and Liens granted in connection therewith or (2) are in an aggregate principal amount not exceeding $35,000,000 at any time outstanding and (c) Ultimate Parent shall be in compliance with the Financial Condition Covenants calculated on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters ending prior to such incurrence for which the financial statements and certificates required by Section 5.1(a) or 5.1(b), as the case may be, and 5.1(c) have been delivered as if such Sale and Lease-Back Transaction had occurred as of the first day of such period; provided that, the Net Cash Proceeds of such Sale and Lease-Back Transaction shall be applied in accordance with Section 2.8(c);

7.4Investments, Loans and Advances.  Purchase, hold or acquire any Capital Stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person (all of the foregoing, “Investments”), except:

(a)         (i) Investments by Ultimate Parent and the Restricted Subsidiaries existing on the date hereof or Investments by Ultimate Parent and its Restricted Subsidiaries existing on the Closing Date, in each case, in the Capital Stock of their subsidiaries and (ii) additional investments by Ultimate Parent and the Restricted Subsidiaries in the Capital Stock of the Restricted Subsidiaries; provided that, (A) except as permitted by Section 6.10, any such Capital Stock held by  Ultimate Parent or a Subsidiary Guarantor shall be pledged pursuant to the Guarantee and Collateral Agreement to the extent required thereby and (B) after the date hereof, the aggregate amount of investments made pursuant to this Section 7.4(a) and Section 7.4(c) by Loan Parties in, and loans and advances made pursuant to this Section 7.4(a) and Section 7.4(c)

by Loan Parties to, Restricted Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $15,000,000 at any time outstanding;

(b)         Investments in cash and Cash Equivalents;

(c)         Investments made by Ultimate Parent in any Restricted Subsidiary and made by any Restricted Subsidiary in Ultimate Parent or any other Restricted Subsidiary; provided that (i) any such Investments made by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement to the extent required thereby and (ii) the amount of such Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d)         Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; provided that, the Borrower shall provide prompt written notice to the Administrative Agent of any such settlement of accounts for which the face value is greater than or equal to $1,000,000 individually (or for a group of related accounts) and for each such settlement if the aggregate face value of such accounts is greater than or equal to $15,000,000;

(e)         Ultimate Parent and the Restricted Subsidiaries may make loans and advances in the ordinary course of business to employees, directors and officers of the Parent Companies, the Borrower and the Restricted Subsidiaries in an aggregate principal amount at any time outstanding, when added to the aggregate amount of guarantees under Section 7.1(w), not to exceed $7,000,000 (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such person’s purchase of Capital Stock of Ultimate Parent and (iii) for any other purpose;

(f)         Ultimate Parent and the Restricted Subsidiaries may enter into Hedge Agreements that are not speculative in nature and are made in the ordinary course of business;

(g)         to the extent that such assets or Capital Stock are transferred to Ultimate Parent or a Restricted Subsidiary contemporaneously with such acquisition and such acquisition is consensual and approved by the board of directors of such Acquired Entity or Business, Ultimate Parent and the Restricted Subsidiaries may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 75% of the Capital Stock (other than directors’ qualifying shares) of a Person; provided that (i) the Acquired Entity or Business shall be in a line of Business permitted by Section 7.8(a); (ii) at the time of such transaction (A) after giving effect thereto, no Event of Default shall have occurred and be continuing; (B) Ultimate Parent would be in compliance with the Financial Condition Covenants calculated on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.1(a) or 5.1(b), as the case may be, and 5.1(c) have been delivered, as if such transaction had occurred as of the first day of such period; (C) Ultimate Parent’s Consolidated Total Leverage Ratio does not exceed 0.25:1.00 less than the applicable maximum Consolidated Total Leverage Ratio set forth in Section 7.14, calculated on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.1(a) or 5.1(b), as the case may be, and 5.1(c) have been delivered and (D) Ultimate Parent shall comply, and shall cause the Acquired Entity or Business to comply, with the applicable provisions of Section 6.10 and the Security Documents to the extent required thereby; and (iii) on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.1(a) or 5.1(b), as the case may be, and 5.1(c) have been delivered, as if such transaction had occurred as of the first day of such period, the aggregate of the Acquired EBITDA of any Persons acquired in accordance with this Section 7.4(g) during the term of this Agreement that are not at such time Guarantors shall not exceed 10% of pro forma Consolidated EBITDA of Ultimate Parent and the Restricted Subsidiaries (any acquisition of an Acquired Entity or Business meeting all the criteria of this Section 7.4(g) being referred to herein as a “Permitted Acquisition”);

(h)         Investments set forth in Schedule 7.4;

(i)         Ultimate Parent and the Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with Asset Sales permitted under Section 7.5;

(j)         Ultimate Parent and the Restricted Subsidiaries may make Capital Expenditures permitted hereunder;

(k)         other Investments in an aggregate amount at any time outstanding not exceeding the amount of the Net Cash Proceeds received after the Closing Date from any Excluded Issuance (other than the proceeds of any Excluded Issuance made in connection with an exercise of Ultimate Parent’s Cure Right under Section 7.16(a));

(l)         [reserved];

(m)         Investments made directly to the Insurance Captives in the amounts required by the actuarial analysis or statutory requirement, copies of which are provided to the Administrative Agent pursuant to Section 6.5;

(n)         to the extent constituting Investments, transactions permitted by Sections 7.1, 7.2, 7.3, 7.5, and 7.6;

(o)         Investments to the extent financed solely with the Qualified Capital Stock of Ultimate Parent;

(p)         Guarantees incurred by Ultimate Parent or any Restricted Subsidiary with respect to operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by Ultimate Parent or any Restricted Subsidiary in the ordinary course of business;

(q)         Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary in accordance with the terms hereof; provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension thereof on terms at least as favorable on the whole to the Lenders;

(r)         loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances), Restricted Payments to the extent permitted to be made to such Parent Company in accordance with Section 7.6(a);

(s)         so long as no Default or Event of Default shall have occurred and be continuing or result therefrom, Investments in Healthcare Facilities guaranteed by or otherwise subject to a mortgage, deed of trust or similar encumbrance in favor of HUD, which Investments shall not exceed, in the aggregate, $200,000 per such Healthcare Facility;

(t)         so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, Investments in joint ventures in an amount not to exceed $25,000,000 at any time outstanding; and

(u)         other Investments in an amount not to exceed $40,000,000 at any time outstanding, so long as (i) no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, (ii) the outstanding principal balance of the Loans is less than $50,000,000, (iii) the Skilled RE Credit Facility shall have been repaid such that the loan-to-value ratio of the Skilled RE Credit Facility is less than 75% and (iv) all covenants hereunder and in the Welltower Lease and the Omega Lease  shall have been complied with in all material respects.

For purposes of covenant compliance with this Section, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment not to exceed the original amount of such Investment.

7.5Mergers, Consolidations, Sales of Assets and Acquisitions.

(a)         Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(i)         (A) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into and may Dispose of all or substantially all of its assets to the Borrower (provided that, in the case of such merger, amalgamation, liquidation or consolidation, the Borrower shall be the continuing or surviving corporation), (B) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into and may Dispose of all or substantially all of its assets to any Restricted Subsidiary (other than the Borrower and provided that if one of the parties to such merger, amalgamation, liquidation or consolidation or Disposition is a Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving corporation or the recipient of such assets or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.10 in connection therewith); provided that, neither the Borrower nor any of its Subsidiaries may be merged, amalgamated, liquidated or consolidated with or into nor may Dispose of all or substantially all of its assets to Ultimate Parent or any of its Subsidiaries (other than Borrower and its Subsidiaries), (C) any Restricted Subsidiary (other than the Borrower and its Subsidiaries) may be merged, amalgamated, liquidated or consolidated with or into and may Dispose of all or substantially all of its assets to the Borrower and its Restricted Subsidiaries (provided that the Borrower or any of its Restricted Subsidiaries shall be the continuing or surviving corporation or the recipient of such assets) or (D) Parent and Holdings may be dissolved or merged with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation);

(ii)       any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(iii)        any Non-Guarantor Subsidiary that is a Foreign Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any Loan Party or any other Non-Guarantor Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation dissolution, winding-up or otherwise) to any Loan Party or any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(iv)        any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise Disposed of or transferred in accordance with Section 7.5(b) or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution; and

(v)        any Restricted Subsidiary may merge or consolidate in order to consummate an Asset Sale permitted by Section 7.5(b); and

(vi)        Permitted Acquisitions permitted by Section 7.4(g) may be consummated.

(b)         Make any Asset Sale (other than an involuntary Asset Sale, such as casualty, condemnation or similar events) not otherwise permitted under paragraph (a) above (A) except for sales or other dispositions of non-core assets acquired in a Permitted Acquisition; provided that (1) such sales shall be consummated within 360 days of such Permitted Acquisition and (2) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower), (B) unless (i) such Asset Sale is between Restricted Subsidiaries that are not Loan Parties or (ii) such Asset Sale is from a Loan Party to a Restricted Subsidiary that is not a Loan Party; provided that the fair market value of all assets sold, transferred, leased, or Disposed of pursuant to this paragraph (b)(B)(ii) shall not exceed $15,000,000 in the aggregate, (C) unless such Asset Sale is from a Loan Party to a Restricted Subsidiary that is a HUD Sub-Facility Entity or a HUD RE Entity, in each case, to the extent necessary to comply with requirements of Law related to HUD, (D) unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) consideration for such Asset Sale is at least equal to the fair market value of the assets being sold, transferred, leased or Disposed of, (iii) the fair market value of all assets sold, transferred, leased, or Disposed of pursuant to this paragraph (b) shall not exceed $130,000,000 in any fiscal year; provided that for purposes of this clause (iii), (x) the amount of any liabilities of Ultimate Parent or any Restricted Subsidiary that are assumed by the transferee of any such assets and (y) involuntary Asset Sales, such as casualty, condemnation or similar events shall be excluded, (iv) no Event of Default shall have occurred and be continuing or result therefrom and (v) Ultimate Parent shall be in compliance with the Financial Condition Covenants, in each case, calculated on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters ending prior to such Asset Sale for which the financial statements and certificates required by Section 5.1(a) or 5.1(b), as the case may be, and 5.1(c) have been delivered, as if such Asset Sale had occurred as of the first day of such period and (E) Dispositions of assets described on Schedule 7.5(b) (“Scheduled Asset Sales”) so long as the Net Cash Proceeds of such Dispositions are applied first, to repay the indebtedness and other obligations under the Skilled RE Credit Agreement, the Revera Credit Agreement and/or any restructured real estate loan that replaces the Skilled RE Credit Agreement and/or the Revera Credit Agreement until paid in full, and second, as otherwise required by Section 2.8(c).

7.6Restricted Payments; Restrictive Agreements.  (a) Declare or make, any Restricted Payment; provided that (i) (A) the Restricted Subsidiaries that are not Loan Parties may declare and pay dividends or make other distributions ratably to their equity holders, (B) the Borrower may declare and pay dividends or make other distributions to Ultimate Parent and its Subsidiaries that are managing members of the Borrower (it being understood and agreed that this clause (i)(B) shall not permit any Restricted Payments to be made by the Borrower to any Person other than Ultimate Parent and its Subsidiaries that are managing members of the Borrower) and (c) any Subsidiary may make a Restricted Payment to a Loan Party; (ii) the Borrower and the Restricted Subsidiaries may acquire shares of Ultimate Parent delivered or to be delivered to a director, officer or employee of the Parent Companies, the Borrower or a Restricted Subsidiary in connection with the grant, vesting, exercise or payment of a stock option, warrant or other equity or equity-based award granted by the Parent Companies, the Borrower or a Restricted Subsidiary, and the Loan Parties may make distributions in order to satisfy the exercise or purchase price of the award and/or any Tax withholding obligations arising in connection with such event, provided that any Restricted Payment made under this clause (ii) shall be non-cash; (iii) the repurchase or redemption of Capital Stock of Ultimate Parent and the Borrower owned by former or current management, directors, officers or employees (or their transferees, estates or beneficiaries under their estates) of any Parent Company, the Borrower or any of the Restricted Subsidiaries or to make payments (including on promissory notes issued to pay the purchase price) with respect to such repurchases or redemptions upon death, disability, retirement, severance or termination of employment or service or pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) or similar equity incentives or equity-based incentives in an aggregate amount not to exceed $4,000,000 in any fiscal year; (iv) payments of customary fees to members of its or any Parent Company’s board of directors and in respect of insurance coverage or for indemnification obligations under any law, indenture, contract or agreement to any director or officer of any Parent Company or any of its Restricted Subsidiaries shall be permitted; (v) [reserved]; (vi) [reserved]; (vii) [reserved]; (viii) any Parent Company may make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of Ultimate Parent and the Borrower; (ix) [reserved]; and (x) the Borrower may pay cash distributions in respect of taxes owing by the Borrower’s direct or indirect investors in respect of GHLLC and the Restricted Subsidiaries (“Tax Distributions”); provided that no payments or distributions in cash may be made (i) in the case of an Event of Default having occurred and being continuing under Section 8(b) or (c) or (ii) in the case of an Event of Default having occurred and being continuing under Section 8(d) with respect to the covenants contained in Section 7.13, Section 7.14 or Section 7.15 for two consecutive fiscal quarters.

(b)         Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Ultimate Parent or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to Ultimate Parent or any Restricted Subsidiary or to guarantee Indebtedness of Ultimate Parent or any Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or regulations or by any Loan Document, the ABL Loan Documents, the Skilled RE Loan Documents, any Material Master Lease entered into prior to the Closing Date, or such other Indebtedness as is set forth on Schedule 7.1, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any other permitted asset sale pending such sale; provided such restrictions and conditions apply only to the Subsidiary or other asset that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement creating Liens permitted by Section 7.2 prohibiting further Liens on the properties encumbered thereby, (E) clause (i) of the foregoing shall not apply to (x) customary provisions in Leases and other contracts restricting the subletting or assignment thereof or (y) any Material Master Leases entered into after the Closing Date; provided,  however, in each case, such restrictions shall not be more adverse to the Lenders and the Borrower than the equivalent restrictions set forth in these Material Master Leases existing as of the Closing Date, as modified by the Master Lease Intercreditor Agreements, (F) the foregoing shall not apply to customary provisions in joint venture agreements, partnership agreements, limited liability organizational governance documents, asset sale agreements, sale and leaseback agreements and other similar agreements, (G) the foregoing shall not apply to restrictions and conditions in any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations, (H) the foregoing shall not apply to restrictions and conditions in any Indebtedness permitted pursuant to Section 7.1 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents, (I) the foregoing shall not apply to customary provisions restricting assignment of any agreement entered into by Ultimate Parent or any Restricted Subsidiary in the ordinary course of business, (J) the foregoing shall not apply to any agreement assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired and (K) the foregoing shall not apply to restrictions and conditions that (x) exist in any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of Ultimate Parent in each case, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (y) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to above; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing and such restrictions are limited solely to such Restricted Subsidiary.

7.7Transactions with Affiliates.  Except for transactions between or among Ultimate Parent and the Restricted Subsidiaries, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that Ultimate Parent or any of the Restricted Subsidiaries may engage in any of the foregoing transactions on terms and conditions not less favorable to Ultimate Parent or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that with respect to any such transaction or series of transactions involving aggregate consideration in excess of $25,000,000, a majority of the board of directors of Ultimate Parent in each case, shall have determined in good faith that the criteria set forth above are satisfied and have approved the relevant transaction as evidenced by a resolution of the board of directors of Ultimate Parent; provided,  further, the following transactions shall be permitted;

(a)         Investments permitted under Section 7.4(e),  (p) and (q);

(b)         employment and severance arrangements between the Parent Companies, the Borrower or any of the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(c)         the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Parent Companies, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Ultimate Parent and the Restricted Subsidiaries;

(d)         any agreement, instrument or arrangement as in effect as of the date hereof and set forth on Schedule 7.7, or any amendment thereto (so long as any such amendment is not materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the date hereof as reasonably determined in good faith by the Borrower);

(e)         Restricted Payments permitted under Section 7.6;

(f)         the issuance or transfer of Equity Interests of Ultimate Parent to any Permitted Investor or to any former, current or future director, manager, officer, employee or consultant (or any Controlled Investment Affiliate or immediate family member of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof;

(g)         entry into a tax sharing agreement with any Parent Company providing for (in each case subject to compliance with Section 7.6) the payment of Taxes (including interest and penalties) and expenses, control of tax filings and contests, and other normal, usual and customary provisions, but only to the extent such taxes are attributable to the income or business of Ultimate Parent and its Subsidiaries; and

(h)         transactions entered into in the ordinary course of business that are consistent with past practices.

7.8Business of the Borrower and the Restricted Subsidiaries.  (a)  Engage at any time in any Business or Business activity other than the Business currently conducted by it and, in the good faith judgment of Ultimate Parent, Business activities reasonably incidental, complementary or related thereto.

(b)         Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any organizational documents of any Loan Party in any manner that is materially adverse to the Lenders, without the prior consent of the Administrative Agent (with approval of the Required Lenders).

(c)         Sell, lease, transfer or otherwise convey, in one or a series of related transactions, all or substantially all of the assets of Ultimate Parent and the Restricted Subsidiaries, taken as a whole.

7.9Other Indebtedness and Agreements.  (a)(i) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Subordinated Indebtedness or unsecured Material Indebtedness (for the avoidance of doubt, excluding Real Property Financing Obligations) of Ultimate Parent or any Restricted Subsidiary is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to Ultimate Parent, such Restricted Subsidiary or the Lenders or (ii) permit any waiver, supplement, modification, amendment, termination or release of any Material Master Lease, any Material Master Lease Intercreditor Agreement or any Lease Amendment Agreement in any manner that is materially adverse to the Lenders without the prior written consent of Administrative Agent, which shall not be unreasonably withheld.

(b)         Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness or unsecured Material Indebtedness  (excluding Real Property Financing Obligations for the avoidance of doubt) (other than (i) the Loans, (ii) with proceeds of any Excluded Issuance made after the Closing Date (other than (x) proceeds of any Excluded Issuance made in connection with an exercise of Ultimate Parent’s Cure Right under Section 7.16(a) and (y) the amount of such Net Cash Proceeds applied as a mandatory prepayment pursuant to Section 2.8(b)), (iii) the conversion or exchange into Equity Interests of any Parent Company and (iv) pursuant to the terms of Indebtedness convertible or exchangeable into, or by reference to, Capital Stock of Ultimate Parent).

7.10[Reserved]

7.11Account Changes; Fiscal Year.  Change its fiscal year or its method for determining fiscal quarters or fiscal months.

7.12Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made by Ultimate Parent and its Restricted Subsidiaries on a consolidated basis, in any period set forth below, to exceed the amount set forth below for such period; provided, that such amount for any fiscal year shall be increased by, to the extent that a Permitted Acquisition is consummated during or prior to such fiscal year (but after the Closing Date), an amount equal to $1,000 per licensed bed of such Acquired Entity or Business (the “Acquired Permitted CapEx Amount”) (provided, that with respect to the fiscal year during which any such Permitted Acquisition occurs, the amount of additional Capital Expenditures permitted as a result of this proviso shall be an amount equal to the product of (x) the Acquired Permitted CapEx Amount and (y) a fraction, the numerator of which is the number of days remaining in such fiscal year after the date such Permitted Acquisition is consummated and the denominator of which is the actual number of days in such fiscal year):

Period	Amount
January 1, 2015 through December 31, 2015	$94,000,000
January 1, 2016 through December 31, 2016	$96,000,000
January 1, 2017 through Scheduled Revolving Credit Termination Date	$98,000,000

The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2013, shall be increased by an amount equal to 50% of the unused permitted Capital Expenditures for the immediately preceding fiscal year (including the portion thereof (if any) of the unused permitted Capital Expenditures carried forward to such preceding fiscal year pursuant to this sentence).

7.13Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter ending during a period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
January 1, 2015 through March 31, 2015	2.00 to 1.00
April 1, 2015 through June 30, 2015	2.00 to 1.00
July 1, 2015 through September 30, 2015	2.00 to 1.00
October 1, 2015 through March 31, 2016	2.25 to 1.00
April 1, 2016 through December 31, 2017	1.25 to 1.00
January 1, 2018 through June 30, 2018	1.50 to 1.00
July 1, 2018 through June 30, 2019	1.75 to 1.00
July 1, 2019 and thereafter	2.00 to 1.0

7.14Maximum Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the last day of each fiscal quarter ending during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
January 1, 2015 through March 31, 2015	4.50 to 1.00
April 1, 2015 through June 30, 2015	4.50 to 1.00
July 1, 2015 through March 31, 2016	4.25 to 1.00
April 1, 2016 through March 31, 2017	6.00 to 1.00
April 1, 2017 through September 30, 2017	5.75 to 1.00
October 1, 2017 through June 30, 2018	5.50 to 1.00
July 1, 2018 through December 31, 2018	5.25 to 1.00
January 1, 2019 through December 31, 2019	4.50 to 1.00
Thereafter	4.00 to 1.00

7.15Minimum Interest Coverage Ratio.  Permit the Interest Coverage Ratio as of the last day of each fiscal quarter ending during a period set forth below to be less than the ratio set forth opposite such period below:

Period	Amount
January 1, 2015 through March 31, 2015	3.25:1.00
April 1, 2015 through June 30, 2015	3.25:1.00
July 1, 2015 through March 31, 2016	3.50:1.00
April 1, 2016 through March 31, 2017	2.00:1.00
April 1, 2017 through September 30, 2017	2.25:1.00
October 1, 2017 through December 31, 2018	2.50:1.00
January 1, 2019 through December 31, 2019	2.75:1.00
Thereafter	3.00:1.00

7.16Certain Cure Rights.

(a)         Notwithstanding anything to the contrary contained herein, in the event Ultimate Parent fails to comply with the requirements of either covenant as set forth in Section 7.13, Section 7.14 or Section 7.15 (each, a “Financial Cure Covenant”) as at the last day of any fiscal quarter (a fiscal quarter ending on such day, a “Curable Period”), after the Closing Date until the expiration of the 5th Business Day subsequent to the date the certificate calculating the Financial Cure Covenants is required to be delivered pursuant to Section 5.1(c) with respect to the period ending on the last day of such fiscal quarter, Ultimate Parent shall have the right (the “Cure Right”) to include any cash equity contribution made to Ultimate Parent or LLC Parent after the beginning of such fiscal quarter and prior to the end of the Curable Period in the calculation of Consolidated EBITDA, with respect to Sections 7.13,  7.14 and 7.15, and unrestricted cash and Cash Equivalents, with respect to Section 7.15 (the “Cure Amount”).  Upon the receipt by Ultimate Parent or LLC Parent of cash equity (other than Disqualified Capital Stock) in an amount equal to the Cure Amount pursuant to the exercise of such Cure Right, the Financial Cure Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)         Consolidated EBITDA, unrestricted cash or Cash Equivalents, as applicable, for the Curable Period shall be increased, solely for the purpose of measuring the Financial Cure Covenants for such fiscal quarter and for applicable subsequent periods which include such fiscal quarter, and disregarded for any other purpose under this Agreement (including determining the availability of any baskets and step-downs), by an amount equal to the Cure Amount; and

(ii)         if, after giving effect to the foregoing recalculations, Ultimate Parent shall then be in compliance with the requirements of the Financial Cure Covenants, Ultimate Parent shall be deemed to have satisfied the requirements of the Financial Cure Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Cure Covenants which had occurred shall be deemed cured for all purposes of this Agreement.

(b)         Limitations on Exercise of Cure Right, etc.  Notwithstanding anything herein to the contrary, (A) in no event shall Ultimate Parent be entitled to exercise the Cure Right more than twice in any consecutive four quarter period or more than three times during the term of this Agreement; (B) the Cure Amount shall be no greater than the amount which, if added to Consolidated EBITDA, unrestricted cash or Cash Equivalents, as applicable, for the Curable Period, would cause Ultimate Parent to be in compliance with the Financial Cure Covenants for the relevant determination period ending on the last day of such Curable Period (it being understood and agreed that for purposes of calculating such amount no effect shall be given to any pricing, financial ratio-based conditions or any baskets with respect to covenants under this Agreement on account of receipt of such proceeds) and (C) such proceeds shall not result in any reduction of Indebtedness for purposes of calculating compliance with any of the financial covenants for such fiscal quarter and for applicable subsequent periods which include such fiscal quarter.  Upon the Administrative Agent’s receipt of an irrevocable notice from the Borrower that Ultimate Parent intends to exercise the Cure Right with respect to the Financial Cure Covenants as of the last day of any fiscal quarter (the “Notice of Intent to Cure”), then, until the 10th day subsequent to the date the certificate calculating such Financial Cure Covenants is required to be delivered pursuant to Section 5.1(c) to which such Notice of Intent to Cure relates, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and neither the Administrative Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 7.13,  Section 7.14 or Section 7.15, as applicable, in respect of the period ending on the last day of such fiscal quarter.

SECTION 8.      EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a)         any representation or warranty made or deemed made in or in connection with any Loan Document hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been incorrect, false or misleading in any material respect when so made, deemed made or furnished;

(b)         default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)         default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 3 Business Days;

(d)         default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.1, Section 5.2(a)(i), Section 6.1 (solely with respect to the Borrower), Section 6.9, Section 6.14 or in Section 7;

(e)         default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which a Responsible Officer of any Loan Party becomes aware of such failure and (ii) the date on which notice thereof shall have been given to the Borrower from the Administrative Agent or the Required Lenders;

(f)         (i) the Parent Companies, the Borrower or any of the Restricted Subsidiaries shall fail to pay any principal or interest, regardless of amount, due beyond any grace period in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Parent Companies, the Borrower, or any of the Material Restricted Subsidiaries, or of a substantial part of the property or assets of the Parent Companies, the Borrower, or any of the Material Restricted Subsidiaries, under Title 11 of the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Companies, the Borrower, or any of the Material Restricted Subsidiaries or for a substantial part of the property or assets of the Parent Companies, the Borrower, or any of the Material Restricted Subsidiaries or (iii) the winding-up or liquidation of the Parent Companies, the Borrower, or any of the Material Restricted Subsidiaries, and in the case of clauses (i), (ii) and (iii), such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)         the Parent Companies, the Borrower, or any of the Material Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Companies, the Borrower, or any of the Material Restricted Subsidiaries or for a substantial part of the property or assets of the Parent Companies, the Borrower, or any of the Material Restricted Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)         one or more judgments, orders or decrees shall be rendered against the Parent Companies, the Borrower, or any of the Material Restricted Subsidiaries, or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively vacated, discharged, bonded or stayed, or any writ or warrant of attachment or similar process shall be entered or filed upon assets or properties of the Parent Companies, the Borrower, or any of the Subsidiaries to enforce any such judgment, order or decree and such judgment, order and decree is for the payment of money in an aggregate amount in excess of $30,000,000 (net of any amounts covered by applicable insurance or self-insurance);

(j)         an ERISA Event shall have occurred that when taken together with all other such ERISA Events, could reasonably be expected to result in a liability of the Parent Companies, the Borrower or any of the Restricted Subsidiaries in an aggregate amount exceeding $30,000,000;

(k)         except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) as a result of any action or inaction by a Loan Party, any material provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party that is a party thereto, (ii) as a result of any action or inaction by a Loan Party, any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any material portion of the Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or (iii) any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(l)         there shall have occurred a Change of Control;

(m)       the formal written revocation or termination by any Governmental Authority of any Primary License related to Healthcare Facilities to the extent any such revocations or terminations, in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(n)        there shall have occurred any event of default under any Material Master Lease;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 9.      THE AGENTS

9.1Appointment.  Each Lender hereby irrevocably appoints Welltower Inc. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Welltower Inc. hereby accepts such appointment.  The provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.2Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

9.3Exculpatory Provisions.  (a)  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b)         The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8 and Section 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c)         No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any

Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it

9.4Reliance by the Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Borrowing that by its terms shall be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to any such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.6Indemnification.  Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section).  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. federal income Tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. federal income Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. federal income Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

9.7Agent in Its Individual Capacity.  Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Ultimate Parent or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.8Successor Agents.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default under Sections 8.1(b), (c), (g) or (h) (which consent shall not be unreasonably withheld or delayed).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.9Authorization to Release Liens and Guarantees.  The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15 without further action or consent by the Lenders.  The Agents are hereby irrevocably authorized by each of the Lenders to (and to execute any documents or instruments necessary to) enter into any intercreditor agreement contemplated by the terms hereof (including, without limitation, the Intercreditor Agreement and the Material Master Lease Intercreditor Agreements) (and in the case of any such intercreditor agreement entered into prior to the Closing Date, the Lenders hereby ratify and confirm such authority), and the parties hereto acknowledge that such intercreditor agreements are binding upon them.  Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any such intercreditor agreement, (b) hereby authorizes and instructs the Agents to enter into any such intercreditor agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs the Agents to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment to (or amendment and restatement of) the Security Documents. In addition, each Lender hereby authorizes the Agents to enter into (i) any amendments to any intercreditor agreement, and (ii) any other intercreditor arrangement, in the case of clauses (i) and (ii), to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted pursuant to this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

9.10Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, and the Administrative Agent under Sections 2.6 and 10.5(a)) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6 and 10.5(a).

SECTION 10.      MISCELLANEOUS

10.1Amendments and Waivers.

(a)         Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section.  The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding or deleting any provisions to this Agreement or the other Loan Documents or otherwise changing in any manner the rights or obligations of the Agents, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided,  however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan or the Commitment Termination Date, extend the scheduled date or reduce the amount of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial ratios in this Agreement, waiver (or amendment to the terms) of any mandatory prepayment or waiver of post-default rates of interest shall not constitute a reduction in the rate of interest or fees or the forgiveness or reduction of principal or interest for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders”, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of paragraph (a) or (b) of Section 2.14 without the written consent of each Lender directly and adversely affected thereby; (v) amend, modify or waive any provision of Section 9 without the written consent of the Agents; or (vi) amend the assignment provisions of Section 10.6 to make such provisions more restrictive without the written consent of each Lender directly and adversely affected thereby.

(b)         Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(c)         Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on any such subsequent or other Default or Event of Default

(d)         Notwithstanding the foregoing, this Agreement may be amended upon the request of the Borrower, and without the consent of any other Lender to provide for relevant Replacement Loans (as defined below) in order to permit the refinancing of all outstanding Loans (“Refinanced Loans”) with a replacement term loan tranche hereunder (“Replacement Loans”); provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans plus interest and fees and the amount of any reasonable fees and expenses incurred in connection with such refinancing, (ii) the Applicable Margin for such Replacement Loans during the period prior to the maturity of such Refinanced Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (iii) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing, (iv) until the non-extended Loans have been paid in full, all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing (and subject to the terms of the Intercreditor Agreement) and (v) each Lender under the applicable tranche or tranches of Loans being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided that no existing Lender will have any obligation to commit to any such extension.

(e)         In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision or provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.

10.2Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or 3 Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or, subject to the last sentence of this Section, email notice, when received, addressed as follows in the case of the Parent Companies, the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Parent Companies and the	FC-GEN Operations Investment, LLC
Borrower:	101 East State Street
Kennett Square, PA 19348 USA
Attention: Michael Sherman, Senior Vice
President and General Counsel
Telephone: 610-444-6350
Facsimile: 484-733-5449
E-mail: michael.sherman@genesishcc.com

Administrative Agent and Collateral	Welltower Inc.
Agent:	4500 Dorr Street
Toledo, Ohio 43615-4040
Attention: Evelyn Evans-Eck, Risk
Manager
Telephone: 419-247-2836
Email: eevans@welltower.com

provided that any notice, request or demand to or upon the Agents, the Lenders, the Parent Companies or the Borrower shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agents; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agents and the applicable Lender.  Each of the Agents may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5Payment of Expenses; Indemnification; Limitation of Liability.  (a)  The Borrower agrees (i) to pay or reimburse each Agent for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facility (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements and other charges of counsel to the Agents (including one primary counsel and such local counsel as the Agents may reasonably require in connection with collateral matters, but no more than one counsel in any jurisdiction) in connection with all of the foregoing, (ii) to pay or reimburse each Lender and the Agents for all their documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of one primary counsel to each Lender and the Agents, taken as a whole (and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and in the case of an actual or perceived conflict of interest, of another firm of counsel for such affected Person), and other advisors and professionals engaged by the Administrative Agent in connection with enforcement proceedings, (iii) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (iv) to pay, indemnify or reimburse each Lender, each Agent and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any actual or prospective claim, action or proceeding (including any investigation of, preparation for, or defense of any pending or threatened claim, action or proceeding) relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the making of any Loan, the use of proceeds of the Loans, the violation of, noncompliance with or liability under, any Environmental Law applicable to, or any Environmental Claims or any Environmental Liabilities related to, the operations of the Parent Companies, the Borrower, any of their Subsidiaries or any of the Properties and the fees and disbursements and other charges of one legal counsel for all such Indemnitees, taken as a whole (and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and in the case of an actual or perceived conflict of interest, of another firm of counsel for such affected Indemnitee) in connection therein (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”) regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, their equity holders, their respective Affiliates, their respective creditors or any other Person; provided that neither the Parent Companies nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from gross negligence or willful misconduct of such Indemnitee or material breach in bad faith of this Agreement by such Indemnitee, in each case, as determined in a final non-appealable judgment of a court of competent jurisdiction.  All amounts due under this Section shall be payable promptly after receipt of a reasonably detailed invoice therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Obligations.

(b)         In no event shall any Agent-Related Person have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort or contract or otherwise) arising out of any Loan Party’s or any Agent-Related Person’s transmission of approved electronic communications through the internet or any use of any E-System, except to the extent such liability of any Agent-Related Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct; provided that in no event shall any party hereto have any liability to any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages); provided,  further, that the foregoing shall not limit the Borrower’s indemnification obligations to the Indemnitees pursuant to Section 10.5(a) in respect of damages incurred or paid by an Indemnitee to a third party.  .

10.6Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)         (i)  Subject to the conditions set forth in paragraphs (b)(ii) and (c) below, any Lender may assign to one or more Eligible Assignees (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         the Lenders; provided that no consent of the Lenders shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below); and

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge any such assignment).

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000 in the case of any assignment in respect of the Facility, unless the Borrower and the Administrative Agent otherwise consent; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall not be payable by the Parent Companies or any of their Affiliates); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C)         the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5(a)).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)         (i) The Administrative Agent, acting as agent of the Borrower shall establish and maintain at its address referred to in Section 10.2 (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Obligations, each of their obligations under this Agreement to participate in each Loan and any assignment of any such interest, obligation or right and (B) accounts in the applicable Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.20 and Section 10.6), (2) the Commitments of each applicable Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for Eurodollar Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid with respect to Loans recorded in the applicable Register and (5) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  This Section 10.06(b) shall be construed so that the Loans are at all times maintained in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c)         [reserved];

(d)         [reserved];

(e)         [reserved];

(f)         [reserved];

(g)         [reserved];

(h)         Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”), but in any event not to the Borrower or any of its Affiliates or Subsidiaries, or certain Persons identified to the Administrative Agent by the Borrower prior to the Closing Date, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such participant except to the extent such participation is made with the Borrower’s prior written consent).  Each Lender having sold a participation shall maintain a register on which it records the name and address of each Participant and the amounts of such Participant’s participation interest in the Loan and/or the Commitment.

(i)         A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts.  No Participant shall be entitled to the benefits of Section 2.16 unless such Participant complies with Section 2.16(d) or (e), as (and to the extent) applicable, as if such Participant were a Lender.

(ii)         Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)         Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to (i) a Federal Reserve Bank or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Capital Stock, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, and all warrants, options and other rights to acquire the foregoing, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (i).

10.7Adjustments; Set-off.  (a)  Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Sections 8(g) or (h), or otherwise), other than in connection with assignments hereunder, in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided,  however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)         In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right after an Event of Default has occurred and is continuing, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts, employee benefit accounts, payroll, petty cash, tax and withholding accounts and the like), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in “portable document format” shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Parent Companies, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12Submission to Jurisdiction; Waivers.  Each of the Parent Companies and the Borrower hereby irrevocably and unconditionally:

(a)         agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Lender, any Related Party of any of the foregoing, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction;

(b)         waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)         waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13Acknowledgments.  Each of the Parent Companies and the Borrower hereby acknowledges that:

(a)         it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)         (i) neither the Agents nor any Lender has any fiduciary relationship with or duty to either the Parent Companies or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, (ii) the relationship between the Agents and Lenders, on one hand, and the Parent Companies and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (iii) waives, to the fullest extent permitted by applicable law, any claims it may have against any Agent or Lender in respect of such fiduciary relationship claim; and

(c)         no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Parent Companies, the Borrower and the Lenders.

10.14Confidentiality.  The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Parent Companies or any of their affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential.  Without limiting the foregoing, each Agent and each Lender agrees to maintain the confidentiality of all Confidential Information, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its directors, officers, employees, counsel, trustees, agents and other advisors (collectively, the “Representatives”), (2) to prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facility and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) upon the request or demand of any Governmental

Authority having or purporting to have jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (5) in connection with any litigation or similar proceeding among the Loan Parties and Affiliates, on one hand, and the Agents and the Lenders and each of their respective Affiliates, on the other hand, (6) that has been publicly disclosed other than in breach of this Section, (7) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (8) to the extent necessary or customary for inclusion in league table measurements, (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents or (10) to the extent such Confidential Information was acquired by the Administrative Agent or such Lender in their capacity as landlord or any other role between the Administrative Agent or such Lender on one hand and the Parent Companies or any of their affiliates on the other.  Notwithstanding the foregoing provisions herein to the contrary, no protected health information, as defined under HIPAA, shall be used or disclosed hereunder in violation of the HIPAA.

10.15Release of Collateral and Guarantee Obligations; Subordination of Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) in connection with any Disposition of Property permitted by the Loan Documents or permitted by the Required Lenders the security interest in any Collateral being Disposed of in such Disposition under clause (a)(i) shall be automatically released, (ii) in connection with any transaction permitted by the Loan Documents, which results in any Subsidiary Guarantor becoming a HUD Sub-Facility Entity and/or a HUD RE Entity, in each case, to the extent necessary to comply with requirements of Law related to HUD, the security interest in any Collateral owned by such Subsidiary Guarantor and any pledge of Capital Stock of such Subsidiary Guarantor shall be automatically released (and its Guarantee Obligations shall be terminated) and (iii) upon the request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, any Hedge Counterparty that is a party to any Specified Hedge Agreement or any Cash Management Counterparty that is a party to any Cash Management Document) take such additional actions as shall be required to evidence release of its security interest in any Collateral being released pursuant to this Section 10.15, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition under clause (a)(i), to the extent necessary to permit consummation of such Disposition.  Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.15 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).  Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to Ultimate Parent or any of its Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.

(b)         Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement or Cash Management Document and (y) any contingent or indemnification obligations not then asserted or due) have been paid in full, all Commitments have terminated or expired, the security interest in the Collateral and the Guarantee Obligations under the Loan Document shall be automatically released and, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement or Cash Management Document) take such actions as shall be required to evidence the release of its security interest in all Collateral, and the release of all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Cash Management Documents or contingent or indemnification obligations not then asserted or due.  Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the

Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16Accounting Changes.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of the financial ratios, standards or terms in this Agreement, then the Parent Companies, the Borrower and the Agents agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent Companies’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Parent Companies, the Borrower, the Agents and the Required Lenders, the financial ratios and all standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and shall include changes in the determination of whether a lease is a capital lease or an operating lease under GAAP.

10.17WAIVERS OF JURY TRIAL.  EACH OF the Parent Companies, the Borrower, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18USA PATRIOT ACT.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

10.19Acknowledgement and Consent to Bail-In of EEA Financial Institution.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties to any such Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GENESIS HEALTHCARE, INC.,
as Ultimate Parent

By:	/s/ Michael S. Sherman
Name: Michael S. Sherman
Title: Senior Vice President, Secretary and Assistant Treasurer

FC-GEN OPERATIONS INVESTMENT, LLC,
as Borrower and LLC Parent

By:	/s/ Michael S. Sherman
Name: Michael S. Sherman
Title: Senior Vice President, Secretary and Assistant Treasurer

GEN OPERATIONS I, LLC,
as Parent

By:	/s/ Michael S. Sherman
Name: Michael S. Sherman
Title: Senior Vice President, Secretary and Assistant Treasurer

GEN OPERATIONS II, LLC,
as Holdings

By:	/s/ Michael S. Sherman
Name: Michael S. Sherman
Title: Senior Vice President, Secretary and Assistant Treasurer

WELLTOWER INC.,
as Administrative Agent and Collateral Agent

By:	/s/ Justin Skiver
Name: Justin Skiver
Title: Authorized Signatory

HCRI TUCSON PROPERTIES, INC.,
as Initial Lender

By:	/s/ Justin Skiver
Name: Justin Skiver
Title: Authorized Signatory

OHI MEZZ LENDER, LLC,
as Initial Lender

By:	/s/ Daniel J. Booth
Name: Daniel J. Booth
Title: COO